Exhibit 10.33

Execution Version

Published CUSIP Number: 46613BAD9

$1,567,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 5, 2014

among

J. CREW GROUP, INC.,

as the Borrower,

CHINOS INTERMEDIATE HOLDINGS B, INC.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

GOLDMAN SACHS BANK USA,

as Syndication Agent,

MIZUHO CORPORATE BANK, LTD.

SUMITOMO MITSUI BANKING CORPORATION,

HSBC SECURITIES (USA) INC.

WELLS FARGO BANK, N.A.

as Co-Documentation Agents,

BANK OF AMERICA, N.A.

and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01F	Mortgaged Properties
2.01	Commitment
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliate Assignment Notice
E	Guaranty
F	Security Agreement
G	Legal Opinion of Ropes & Gray LLP
H	ABL Intercreditor Agreement
I	Non-Bank Certificate
J	Intercompany Subordination Agreement
K	Solvency Certificate
L	Discount Range Prepayment Notice
M	Discount Range Prepayment Offer
N	Solicited Discounted Prepayment Notice
O	Acceptance and Prepayment Notice
P	Specified Discount Prepayment Notice
Q	Solicited Discounted Prepayment Offer
R	Specified Discount Prepayment Response

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 5, 2014, among J. CREW GROUP, INC., a Delaware corporation (the “Company” or the “Borrower”), CHINOS INTERMEDIATE HOLDINGS B, INC., a Delaware corporation (“Holdings”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower is party to that certain Credit Agreement, dated as of March 7, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), made by and among the Borrower, Chinos Acquisition Corporation (which merged with and into the Borrower on March 7, 2011), Holdings, Bank of America, N.A., as administrative agent and collateral agent, and the lenders, other agents and issuers from time to time party thereto.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans on the Closing Date in an initial aggregate principal amount of $1,567,000,000 in connection with an amendment and restatement of the Existing Credit Agreement. The parties hereto intend that (a) the Obligations (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the date hereof after giving effect to the Transaction shall continue to exist under this Agreement on the terms set forth herein and (b) the Collateral (as defined in the Existing Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations (as defined herein) of the Loan Parties under this Agreement and the other Loan Documents.

The proceeds of the Loans will be used (i) to refinance, in full, the term loans outstanding under the Existing Credit Agreement, together with any applicable interest or fees in connection therewith, (ii) to deposit funds with the trustee sufficient to redeem or repay in full the Senior Notes, and to pay any premium and accrued interest to the date of redemption, pursuant to the Senior Notes Indenture in satisfaction and discharge thereof in accordance with its terms (the transactions described in clauses (i) and (ii), collectively, the “Refinancing”) and (iii) to the extent of any excess proceeds following the Refinancing, to pay fees and expenses associated with the Refinancing.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under the ABL Facilities Documentation, or any successor administrative agent and collateral agent under the ABL Facilities Documentation.

“ABL Block” means the Borrower shall have Excess Availability (as defined in the ABL Credit Agreement in effect on the date hereof) of less than the greater of (a) 20% of the Maximum Credit (as defined in the ABL Credit Agreement in effect on the date hereof) and (b) $40,000,000.

“ABL Credit Agreement” means that certain asset-based revolving credit agreement, dated as of the Original Closing Date, as amended, supplemented or otherwise modified on or prior to the date hereof, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facilities” means the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Facilities Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Original Closing Date, among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent and the Loan Parties, attached as Exhibit H hereto, as amended, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the ABL Administrative Agent, one or more Senior Representatives of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the Administrative Agent and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties than those contained in the agreement attached as Exhibit H.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.12 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.13; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurodollar Rate for such Interest Period multiplied by the Statutory Reserve Rate and (b) 1.00% per annum. The Adjusted Eurodollar Rate will be adjusted automatically as to all Eurodollar Rate Loan then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each Co-Documentation Agent and the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.18.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of the Saturday closest to each of January 31, 2013, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Company for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Rate” means a percentage per annum equal to the applicable percentage per annum set forth below determined by reference to Moody’s corporate family rating of Chinos Intermediate Holdings A, Inc. (or if Chinos Intermediate Holdings A, Inc. is not rated, alternatively, the Borrower or any direct or indirect parent of the Borrower) as publically announced by Moody’s:

Applicable Rate

Pricing Level	Moody’s Corporate Family Rating	Eurodollar Rate	Base Rate
1	B1 or better	2.75%	1.75%
2	less than B1	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in Moody’s corporate family rating shall become effective as of the first Business Day immediately following the public announcement of such a change by Moody’s.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Bank of America, N.A. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale Proceeds Pledged Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D -1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a) $65,000,000; plus

(b) an amount equal to Cumulative Consolidated Net Income; plus

(c) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any capital contribution comprising all or a portion of the Madewell Business) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(e) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus

(f) to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Loans in accordance with Section 2.03(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus

(g) the aggregate amount of any Investments made pursuant to Sections 7.02(c)(iv)(B)(y), 7.02(i)(B)(ii) and 7.02(n)(ii), any Restricted Payment made pursuant to Section 7.06(k)(ii) or any payment made pursuant to Section 7.12(a)(i)(E)(2) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (f), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

“Available Incremental Amount” has the meaning specified in Section 2.12(a).

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Adjusted Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent, including the Asset Sale Proceeds Pledged Account.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, Euros or Canadian Dollars;

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case for purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the ABL Facilities; or

(c) the Borrower ceases to be a direct wholly owned Subsidiary of Holdings (or any Successor Holdings or successor under 7.04(a)).

“Claims” has the meaning specified in the definition of “Environmental Claim”.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans, Replacement Loans, Other Loans or Extended Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Loans, Other Term Commitment (and, in the case of an Other Term Commitment, the Class of Loans to which such commitment relates), or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, an amendment providing for Replacement Loans or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Loans, Incremental Loans, Replacement Loans and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means each of HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Limited and Sumitomo Mitsui Banking Corporation, each as a Co-Documentation Agent under this Agreement.

“Co-Investor” means any of (a) the assignees, if any, of the equity commitments of any Sponsor who become holders of Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) on the Original Closing Date in connection with the acquisition of the Company by the Sponsor and (b) the transferees, if any, that acquire, within 90 days of the Original Closing Date, any Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) held by any Sponsor as of the Original Closing Date.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto (each, a “Guarantor”), and any Restricted Subsidiary of the Borrower that Guarantees any Indebtedness incurred by the Borrower pursuant to the ABL Facilities (or is a co-borrower with the Borrower thereunder), any Junior Financing or any Credit Agreement Refinancing Indebtedness (or, in each case, any Permitted Refinancing thereof) shall be a Guarantor hereunder;

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to non-consensual Liens permitted by Section 7.01) in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each direct, wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each wholly owned Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (B) each wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor;

(d) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts, other bank or securities accounts or any Securitization Assets, but including the Asset Sale Proceeds Pledged Account), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in Current Asset Collateral shall be subject to the terms of the ABL Intercreditor Agreement;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.01F or required to be delivered pursuant to Section 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts and appraisals and such customary legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Section 4.01(a)(iv) of the Existing Credit Agreement, Section 6.11 or 6.13, the Guaranty, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or an amendment providing for Replacement Loans or (iv) an Extension. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Refinancing Amendment or amendment in respect of Replacement Loans, pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Commitments is $1,567,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of the chief financial officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending January 31, 2015, of Excess Cash Flow for such fiscal year, (c) solely in the case of certificates delivered with financial statements delivered under Section 6.01(a) and commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal year ending January 31, 2015, setting forth a calculation of the Senior Secured Net Leverage Ratio as of the end of the most recent Test Period and (d) in the case of financial statements delivered under Section 6.01(a), and commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal year ending January 31, 2015, setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swingline loans and letter of credit obligations under the ABL Facilities or any other revolving credit facility, (F) the current portion of any Capitalized

Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs and (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased by (without duplication):

(i) provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(ii) (A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income, plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(iv) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Original Transaction or the Transaction, in each case, deducted in computing Consolidated Net Income, plus

(v) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions or (B) the closing of any Stores or distribution centers; plus

(vi) the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all items added pursuant to this clause (vi) not to exceed $25,000,000 in any period of four-consecutive fiscal quarters, plus

(vii) any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus

(ix) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 and deducted in such period in computing Consolidated Net Income, plus

(x) the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this clause (x) for any Test Period shall not exceed the greater of (x) $30,000,000 and (y) 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (x)), plus

(xi) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xiii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount, plus

(xiv) any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period;

(b) decreased by (without duplication):

(i) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period, plus

(iii) any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) an aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc)), not exceeding $50,000,000 in the aggregate, included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges, shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below),

(g) solely for the purpose of determining the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,

(i) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and

(l) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Original Transaction, shall be excluded.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, Consolidated Net Debt that is secured by a Lien on any asset or property of any Loan Party or any Restricted Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Original Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Continuing Lenders” means, the lenders under the Existing Credit Agreement that become Lenders hereunder; provided that the Continuing Lenders severally agree to convert on the Closing Date the entire aggregate principal amount of the Prior Term Loans held by each such Continuing Lender immediately prior to the Closing Date for and into a like principal amount in Dollars of Initial Loans.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Term Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a maturity date no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Term Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iv) such Refinanced Term Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Consolidated Net Income” means 50% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on February 2, 2014 to the end of the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit.

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurodollar Rate” means

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration London Interbank Offered Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than (A) any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting and (B) for any determination of Excess Cash Flow during any period in which an ABL Block shall exist),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments of Loans made pursuant to Section 2.03(a)(iv) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans), but excluding (X) all other prepayments of Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv)), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a)) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this clause if made by the Borrower or a Restricted Subsidiary) and (k)) and (n) and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h), (i), (k)(i) and (k)(ii) in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist directly or indirectly of Equity Interests in one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) any Subsidiary that is a not-for-profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) each Unrestricted Subsidiary.

“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Extended Loans” has the meaning specified in Section 2.14(a).

“Extending Lender” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” means the Initial Loans, any Extended Loans, any Incremental Loans, any Replacement Loans or any Other Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(v).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”. For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the Guaranty, dated as of the Original Closing Date, among Holdings and the other Guarantors party thereto, and Bank of America, as Administrative Agent and Collateral Agent for the Secured Parties, attached as Exhibit E hereto, as amended, supplemented or otherwise modified from time to time, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and clause (b) of the definition of “Collateral and Guarantee Requirement”.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Original Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Amendment” has the meaning specified in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(a).

“Incremental Loans” has the meaning specified in Section 2.12(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include (A) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Loans” shall mean the term loans made or converted from Prior Term Loans by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Original Closing Date, by and among Holdings, the Borrower and each Restricted Subsidiary party thereto, attached as Exhibit J hereto, as amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Joint Bookrunner” means each of Bank of America, N.A. and Goldman Sachs Bank USA.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.12(a)(i).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Other Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”. For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. For avoidance of doubt, each Lender that provides a Replacement Loan is a Lender to the extent any such Person has executed and delivered an amendment or Assignment and Assumption providing for Replacement Loans and to the extent such amendment or Assignment and Assumption shall have become effective in accordance with the terms hereof and thereof. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, amendment in respect of a Class of Replacements Loans or Extension Offer and (d) the Collateral Documents.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Madewell Business” means any business conducted by Madewell, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower, and its Subsidiaries on the Original Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by Madewell, Inc. on the Original Closing Date, including any trademarks or trade names exclusively used in the Madewell Business now or in the future but excluding for the avoidance of doubt any trademarks or trade names owned by the Borrower or any of its Subsidiaries (other than Madewell, Inc. and its Subsidiaries) on the Original Closing Date.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Initial Loans that have not been extended pursuant to Section 2.14, the date that is seven years after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iv) with respect to any Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement related thereto and (v) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” means the Agreement and Plan of Merger dated as of November 23, 2010, as amended by Amendment No. 1 dated January 18, 2011, among Chinos Holdings, Inc., Chinos Acquisition Corporation and the Company.

“Minimum Extension Condition” has the meaning specified in Section 2.14(b).

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation and the Credit Agreement Refinancing Indebtedness), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement other than Excluded Swap Obligations and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means March 7, 2011.

“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Original Transaction” means the “Transaction” as defined in the Existing Credit Agreement.

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Other Term Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors, provided that for purposes of the definition of “Change of Control” (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 20% of the ordinary voting power of all Equity Interests collectively held by the Sponsor, the Management Stockholders and the Co-Investors, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of junior-lien secured notes or junior-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior-priority basis with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Collateral Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Subsidiary Guarantor provided that (a) such Indebtedness is unsecured, (b) such Indebtedness does not mature prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default shall exist or result therefrom, (ii) the Total Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness is less than or equal to 6.00:1.00 and (e) such Indebtedness is issued on market terms for the type of Indebtedness issued and for issuers having a similar credit profile and in any event (other than pricing, premiums and optional prepayment or redemption provisions) not materially less favorable to the Borrower, the Restricted Subsidiaries and the Lenders than the terms and conditions of this Agreement; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (e) above delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable

OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) or Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness, and (e) in the case of any Permitted Refinancing in respect of the ABL Facilities, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the ABL Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prior Term Loans” means all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the refinancing (or, with respect to Loans (as defined in the Existing Credit Agreement) of Continuing Lenders, conversion) thereof with the proceeds of the Initial Loans on the Closing Date.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the most recent fiscal quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Closing Date; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company shall satisfy the foregoing requirements with respect to the Company.

“Refinanced Loans” has the meaning specified in Section 10.01.

“Refinanced Term Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” has the meaning specified in the preliminary statements hereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.13.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility, the ABL Facilities or the Senior Notes.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Initial Loans or the incurrence of any Replacement Loans.

“Required Facility Lenders” shall mean, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) outstanding Loans and (b) aggregate unused Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties party thereto and Bank of America, N.A., as Collateral Agent for the Secured Parties, on the Original Closing Date, attached as Exhibit F hereto, as amended, supplemented or otherwise modified from time to time, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means $400,000,000 in aggregate principal amount of the Borrower’s senior unsecured notes due 2019 and any Registered Equivalent Notes having substantially identical terms and issued pursuant to the Senior Notes Indenture in exchange for the initial, unregistered senior unsecured notes.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated March 7, 2011, between the Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit P.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit R, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor” means any of TPG Capital, L.P., TPG Chinos Co-Invest, L.P. (for so long as TPG Capital, L.P. or any of its Affiliates retains control of the voting power thereof), Leonard Green & Partners, L.P., LGP Chino Coinvest LLC (for so long as Leonard Green & Partners, L.P. or any of its Affiliates retains control of the voting power thereof) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the management services agreement by and among TPG Capital, L.P. and Leonard Green & Partners, L.P. or certain of the management companies associated with either of them or their advisors and Chinos Holdings, Inc., Chinos Intermediate Holdings A, Inc., Holdings and the Borrower, as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Goldman Sachs Bank USA, as syndication agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Refinancing Debt” means (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(e) or Section 6.01(a) or (b), as applicable. A Test Period may be designated by reference to the last day thereof (i.e., the “February 1, 2014 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended February 1, 2014), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $35,000,000.

“Total Asset Percentage Amount” means $92,291,150.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent Quarterly Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period that is secured by a Lien on any property of any Loan Party or any Restricted Subsidiary to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction” means, collectively, (a) the execution and delivery of this Agreement and any other Loan Documents, and the funding of (or, as applicable, conversion into) the Initial Loans, on the Closing Date, (b) the Refinancing, (c) the execution and delivery of an amendment to the ABL Facilities Documentation permitting the Initial Loans under this Agreement, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Original Transaction, the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Securitization Subsidiary and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Term Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1. 02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day; Timing of Payment or Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07. Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e. each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.08. Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Senior Secured Net Leverage Ratio, the Total Leverage Ratio and the Total Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the Senior Secured Net Leverage Ratio for purposes of the definition of “Applicable Rate” and Section 2.03(b)(i), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Senior Secured Net Leverage Ratio, the Total Leverage Ratio and the Total Senior Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Senior Secured Net Leverage Ratio, the Total Leverage Ratio and the Total Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings and synergies added pursuant to this clause (c) for any such period shall not exceed the greater of (x) $30,000,000 and (y) 10% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Senior Secured Net Leverage Ratio, the Total Leverage Ratio and the Total Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Senior Secured Net Leverage Ratio, the Total Leverage Ratio, and the Total Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

SECTION 1.09. Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Senior Secured Net Leverage Ratio, the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01. The Loans.

(a) Initial Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or convert from Prior Term Loans, in the case of the Continuing Lenders) to the Borrower a single loan denominated in Dollars equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Special Provisions Relating to Refinancing and Conversion of Prior Term Loans by, into or with Initial Loans. Notwithstanding anything to the contrary in this Agreement,

(i) on the Closing Date, (A) Initial Loans shall be deemed made as Eurodollar Rate Loans in an amount equal to the principal amount of the Prior Term Loans refinanced by Initial Loans pursuant to Section 2.01(a) or, with respect to each Continuing Lender’s Prior Term Loans, converted into Initial Loans pursuant to Section 2.01(a), in each case, that were outstanding as Eurodollar Rate Loans at the time of such refinancing or conversion, as applicable (such Initial Loans to correspond in amount to Prior Term Loans so refinanced or converted of a given Interest Period), (B) Interest Periods for the Initial Loans described in the immediately preceding clause (b)(i)(A) shall end on the same dates as the Interest Periods applicable to the corresponding Prior Term Loans described in the immediately preceding clause (b)(i)(A), and the Eurodollar Rates applicable to such Initial Loans during such Interest Periods shall be the same as those applicable to the Prior Term Loans so refinanced or converted, as applicable, and (C) Initial Loans shall be deemed made as Base Rate Loans in an amount equal to the principal amount of the Prior Term Loans refinanced by Initial Loans pursuant to Section 2.01(a) or, with respect to each Continuing Lender’s Prior Term Loans, converted into Initial Loans pursuant to Section 2.01(a), in each case, that were outstanding as Base Rate Loans at the time of such refinancing or conversion, as applicable; and

(ii) no costs shall be payable under Section 3.05 in connection with transactions consummated under this Section 2.01(b).

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided that the notice in respect of the initial Borrowing on the Closing Date, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, or in connection with any Borrowing or Extension, as applicable, under an Incremental Amendment, Refinancing Amendment or Extension Offer, may be conditioned on, with respect to the funding of the initial Borrowing under this Agreement, the closing of the Refinancing or, with respect to any future Borrowing under this Agreement, such Permitted Acquisition or other acquisition or any such Borrowing or Extension under an Incremental Amendment, Refinancing Amendment or Extension Offer, as applicable), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loan; provided, that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the Initial Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided in Section 2.15 below); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of any Class of Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.05 in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of Loans under the ABL Facilities are used for this purpose, the Borrower may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Company Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered

Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Company Party shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clause (b)(v) of this Section 2.03, prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending January 31, 2015) minus (B) the sum of (i) all voluntary prepayments of Loans during such fiscal year pursuant to Section 2.03(a)(i) and (ii) all voluntary prepayments of loans under the ABL Facilities or any other revolving credit facilities during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facilities or any other revolving credit facilities, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.25 to 1.0 and greater than 2.75 to 1.0 and (y) the ECF Percentage shall be 0% if the Senior Secured Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.75 to 1.0.

(ii) (A) If (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (o), (p), (s) and (t) and (Y) so long as the ABL Credit Agreement is in effect, any Disposition of Current Asset Collateral) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(v) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided, further, that except as provided in Section 7.05(j)(iii), no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.03(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that upon receipt of any such Net Cash Proceeds, the Borrower or applicable Restricted Subsidiary shall deposit such Net Cash Proceeds into the Asset Sale Proceeds Pledged Account and such Net Cash Proceeds shall remain in the Asset Sale Proceeds Pledged Account until reinvested pursuant to this clause (b)(ii)(B) or applied to prepay the Loans in accordance with this Section 2.03(b) and provided, further, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (v) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness issued or incurred to refinance any Class (or Classes) of Loans (in whole or in part), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) (A) Except as may otherwise be set forth in any Refinancing Amendment, Extension Offer, amendment relating to any Replacement Loan or any Incremental Amendment, each prepayment of Loans pursuant to this Section 2.03(b) shall be applied ratably to each Class of Loans then outstanding (provided, that any prepayment of Loans with the Net Cash Proceeds of Credit

Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Term Debt), (B) with respect to each Class of Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.03(b) shall be applied to the next eight (8) scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.05 in direct order of maturity and to the remaining installments pro rata; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.03(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03.

SECTION 2.04. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01.

SECTION 2.05. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each January, April, July and October, commencing with July 31, 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) and (b) on the Maturity Date for the Loans, the aggregate principal amount of all Loans outstanding on such date.

SECTION 2.06. Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07. Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12. Incremental Borrowings

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of Loans (the “Incremental Loans”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (ii) at the time when any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default shall exist. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Loans shall not exceed (A) $200,000,000 in the aggregate pursuant to this clause (A) or (B) at the Borrower’s option, up to an unlimited amount if, in the case of this clause (B) only, the Total Senior Secured Leverage Ratio for the Test Period immediately preceding the incurrence of such Indebtedness for which financial statements are available is less than or equal to 3.75 to 1.00 (calculated on a Pro Forma Basis) (the applicable amount under clause (A) or (B), the “Available Incremental Amount”) (it being understood that Incremental Loans may be incurred under clause (B) of the Available Incremental Amount regardless of whether there is capacity under clause (A) thereof, and if both clauses (A) and (B) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (B))). The Incremental Loans (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Original Loan Maturity Date and (c) the Weighted Average Life to Maturity of any Incremental Loans shall be no shorter than that of the then-existing Loans, (d) subject to clauses (b) and (c) above, the amortization schedule applicable to any Incremental Loans shall be determined by the Borrower and the lenders thereunder, (e) the interest rate margin applicable to any Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Loans, provided that in the event that the All-In Yield applicable to such Incremental Loans exceeds the All-In Yield of any Class of Loans existing at such time by more than 50 basis points, then the interest rate margins for each such Class of Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points, (f) the representations and warranties contained in the Loan Documents shall be accurate in all material respects before and after the effectiveness of any Incremental Amendment referred to below and (g) except as otherwise required or permitted in clauses (a) through (f) above, all other terms of such Incremental Loans, if not consistent with the terms of the existing Loans, shall be reasonably satisfactory to the Administrative Agent. Any Incremental Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis(except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Loan) or by any Additional Lender on terms permitted in this Section 2.12 and otherwise on terms reasonably acceptable to the Administrative Agent). Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(b) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.13. Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which for purposes of this Section 2.13 will be deemed to include any then outstanding Other Loans, Incremental Loans or Extended Loans), in the form of Other Loans or Other Term Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof; (iii) will have a maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than those applicable to the Loans being refinanced; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Credit Agreement Refinancing Indebtedness incurred under this Section 2.13 shall be in an aggregate principal amount that is not less than $100,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13. This Section 2.13 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.14. Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans not so extended, being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender (an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date at the time of extension and the amortization schedule applicable to Loans pursuant to Section 2.05 for periods prior to the Original Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the interest rate margin applicable to any Extended Loans will be determined by the Borrower and the lenders providing such Extended Loans.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 and (ii) any Extension Offer is required to be in any minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable tranches be tendered.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.14.

(e) This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.15. Loan Repricing Protection. In the event that, on or prior to the date that is twelve months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.03(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the United States, the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) taxes imposed by reason of any connection between such Agent or Lender and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (iii) subject to Section 3.01(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower) and (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.01(b) and 3.01(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below), (v) any taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA, (vi) amounts excluded pursuant to Section 3.01(e) hereto, and (vii) penalties and interest on the foregoing amounts (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent). If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) To the extent it is legally able to do so, each Agent or Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Agent or Lender (or Eligible Assignee) becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit I (a “Non-Bank Certificate”) and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, as and to the extent applicable, a Form W-8BEN, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c) In addition, each such Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or Agent is subject to any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan, or pursuant to a law or other legal requirement in effect at such time (including a law with a delayed effective date), such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes (unless and until such time as such Lender, Eligible Assignee or Agent subsequently provides forms and certifications that establish to the reasonable satisfaction of Borrower and the Administrative Agent that such Lender, Eligible Assignee or Agent is subject to a lower rate of tax, at which time tax at such lower rate (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered so excluded for periods during which such forms and certifications remain valid and are sufficient, under the law in effect at the time such forms and certifications are provided (including any law with a delayed effective date), to establish that such Lender, Eligible Assignee or Agent is subject to such lower rate of tax) except, in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment (unless such assignment is made at the express written request of the Borrower). Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender, Eligible Assignee or Agent, as the case may be, to the extent that such Lender, Eligible Assignee or Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of the Borrower to change such Lending Office), a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clauses (A), (B) or (C) of Section 3.01(b)(iii) or otherwise as a result of any change in the circumstances of such Lender, Eligible Assignee or Agent, other than a Change in Law, occurring after the date that such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan.

(f) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(i) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Agent or Lender and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.

(j) If any Agent or any Lender determines, in its reasonable discretion, that it has received or is entitled to receive a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be or with respect to which the Borrower or Holdings, as the case may be has paid additional amounts pursuant to this Section 3.01, it shall use commercially reasonable efforts to obtain such refund (to the extent not yet received) (provided that doing so would not otherwise materially disadvantage the Agent or Lender) and it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings, as the case may be under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential in its reasonable discretion). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, Holdings or any other Person.

(k) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally able to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).

(l) Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(m) With respect to any Lender’s claim for compensation under this Section 3.01, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(n) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted

Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Administrative Agent or the Required Lenders determine that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Required Lenders have made the determination described in clause (a) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans (it being understood and agreed that in no event shall such alternative rate be any higher than the Base Rate at such time), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section or (2) the Administrative Agent notifies the Borrower, or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 3.01 and any taxes and other amounts described in clauses (i) through (vii) of the first sentence of Section 3.01(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and except for Other Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of Adjusted Eurodollar Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent),the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01. Conditions to Initial Borrowing. The obligation of each Lender to make a Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent or as otherwise set forth in Section 6.16 and on Schedule 1.01A:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of (x) this Agreement from the Borrower and Holdings and (y) a consent and reaffirmation from each Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (it being agreed that this condition has been satisfied by delivery of the Pledged Equity and related stock powers previously delivered to the Collateral Agent pursuant to the Existing Credit Agreement);

(iv) evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v) such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Ropes & Gray LLP, New York counsel to the Loan Parties substantially in the form of Exhibit G;

(vii) a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit K;

(viii) evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named, including (i) standard flood hazard determination forms with respect to each Mortgaged Property and, (ii) if any Mortgaged Property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent; and

(ix) copies of a recent Lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(b) All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date shall have been paid in full in cash.

(c) Prior to or substantially simultaneously with the initial Borrowings on the Closing Date, the Borrower shall have executed and delivered an amendment to the ABL Credit Agreement to the ABL Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, permitting, among other things, the incurrence of the Initial Loans hereunder.

(d) Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Borrower shall have taken all other necessary actions such that, after giving effect to the Transaction, (i) Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no material Indebtedness for borrowed money or preferred Equity Interests other than Indebtedness permitted by Section 7.03 and (ii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by Holdings.

(e) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(f) The Arrangers shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g) Since February 2, 2013, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(h) The Refinancing shall have been consummated or shall be consummated substantially concurrently with the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02. Conditions to All Borrowings. The obligation of each Lender to honor a Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b) no Default or Event of Default shall exist or would result from such proposed Borrowing; and

(c) the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 4.02(a) has been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. (b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) All Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since March 7, 2011, hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents, under the ABL Facilities Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) or under any documentation governing Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or any permitted secured Permitted Refinancing of any of the foregoing) (which Liens shall be subject to the First Lien Intercreditor or the

Second Lien Intercreditor Agreement, as applicable) and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Debt”, “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18. USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.19. Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and subject to the ABL Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended February 1, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending May 3, 2014), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

(c) within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended February 1, 2014), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly before (but not earlier than three Business Days before, unless otherwise approved by the Administrative Agent) or after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended fiscal period.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that directly or indirectly holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such financial statements are accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such financial statements are in lieu of financial statements required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder).

Any financial statements required to be delivered pursuant to Sections 6.01(a) or (b) shall not be required to contain all purchase accounting adjustments relating to the Original Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) (but only with respect to fiscal years ending on or after February 1, 2014) and (b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Credit Agreement or the Senior Notes Indenture, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) (but only with respect to fiscal years ending after February 1, 2014) and the related Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder.

SECTION 6.08. Compliance with Laws. Comply in all material respects with its Organizational Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) (x) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14, of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a wholly owned Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i) within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title reports, surveys and environmental assessment reports provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b) (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A (or such later date as the Administrative Agent may agree in its reasonable discretion); and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b).

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) of the acquisition of, or, if requested by the Collateral Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Total Leverage Ratio for the Test Period immediately preceding such designation for which financial statements have been delivered pursuant to Section 6.01 is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the ABL Facilities, the Senior Notes, or any other Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower (or, alternatively, any direct or indirect parent thereof), and (ii) a public rating in respect of the Facility from each of S&P and Moody’s.

SECTION 6.16. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 1.01A, in each case within the time limits specified on such Schedule (or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree in its reasonable discretion). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods set forth on Schedule 1.01A); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.16 and (y) all representations and warranties and covenants relating to the Collateral Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 6.16 have been taken (or were required to be taken).

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall not (and, with respect to Section 7.13, only Holdings shall not), nor shall Holdings or the Borrower permit any Restricted Subsidiary to:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03(n);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Sections 7.03(b), (g), (n) or (t);

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(r)(i) and obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) permitted under Section 7.03(r)(ii) (or, in each case, any Permitted Refinancing in respect thereof) that are subject to the ABL Intercreditor Agreement;

(z) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(bb) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the ABL Intercreditor Agreement and a First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt are subject to the ABL Intercreditor Agreement and a Second Lien Intercreditor Agreement;

(dd) Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors (each, as defined in the ABL Credit Agreement) or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the ABL Credit Agreement), as in effect on the date hereof, to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(ee) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(gg) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 1.75% of Total Assets, in each case determined as of the date of incurrence.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that are Cash Equivalents;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash) and (iii) for any other purpose, in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $20,000,000;

(c) Investments (i) by (A) Holdings in any Loan Party and (B) the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is sixty (60) days after the Closing Date (or such later date as may be acceptable to the Administrative Agent)) and (B) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding the sum of (x) the greater of $150,000,000 and 4.00% of Total Assets and (y) the Available Amount (if positive) at such time;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii) or (f)), 7.05(other than Section 7.05(d)(ii) or (e)) and 7.06 (other than Section 7.06(d) or (g)(iv)), respectively;

(f) Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof, in each case, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a Store or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement, subject to the limit in clause (B) below);

(B) the aggregate amount of Investments made by the Loan Parties in Persons that do not become Loan Parties shall not exceed at any time outstanding the sum of (i) the greater of $75,000,000 and 2.50% of Total Assets and (ii) the Available Amount (if positive) at such time;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) Investments made to effect the Original Transaction;

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(n) other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of $100,000,000 and 3.25% of Total Assets, determined as of the date of such Investment, and (ii) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such Investment, the Available Amount (if positive) at such time;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(i) or (n)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(t) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Sections 7.02(c)(iv), (i)(B) or (n); and

(u) Investments received in connection with (i) a disposition permitted by Section 7.05(o) or (ii) any Restricted Payment permitted by Section 7.06(l).

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c) (i) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 7.02(c);

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed the greater of $50,000,000 and 1.75% of Total Assets, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to the Borrower, Holdings or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01(p) and, in each case, any Permitted Refinancing thereof, and (ii) of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 7.01(p) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to clause (g)(ii) does not exceed $50,000,000;

(h) Term Loan Refinancing Debt;

(i) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Original Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $100,000,000 and 3.25% of Total Assets, in each case determined at the time of incurrence; provided that a maximum of the greater of $25,000,000 and 1.00% of Total Assets in aggregate principal amount of such Indebtedness may be incurred by Non-Loan Parties, in each case determined at the time of incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) (i) Indebtedness in an aggregate principal amount not to exceed $375,000,000 at any time outstanding under the ABL Facilities and (ii) the amount of obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) at any time outstanding and not incurred in violation of Section 7.03(f) and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof;

(s) [Reserved];

(t) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed $25,000,000;

(u) Permitted Ratio Debt and any Permitted Refinancing thereof;

(v) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;

(w) Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any time;

(x) in the case of Holdings, Qualified Holding Company Debt; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred pursuant to the ABL Facilities (and any Permitted Refinancing thereof) may only be incurred pursuant to Section 7.03(r).

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e));

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) [Reserved]; and

(h) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(e));

(e) Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(h)) and 7.06 (other Section 7.06(d)) and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.03(b)(ii);

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $25,000,000 and 1.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and (iii) to the extent the aggregate amount of Net Cash Proceeds received by the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) exceeds $100,000,000, all Net Cash Proceeds in excess of such amount shall be applied to prepay Loans in accordance with Section 2.03(b)(ii)(A) and may not be reinvested in the business of the Borrower or a Restricted Subsidiary;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(o) any Disposition of all or any part of the Madewell Business (including by way of the issuance or disposition of any Equity Interests) so long as immediately after giving effect to such Disposition the Total Leverage Ratio for the Test Period immediately preceding such Disposition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis);

(p) the unwinding of any Swap Contract;

(q) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(r) bulk sales of other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length;

(s) any Disposition of Securitization Assets to a Securitization Subsidiary; and

(t) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (o) (but only if immediately after giving effect to such disposition the Total Leverage Ratio for the Test Period immediately preceding such disposition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis)), (p) and (t) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment on or after the Closing Date, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Original Closing Date to consummate the Original Transaction;

(d) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), 7.04 (other than a merger or consolidation of Holdings and the Borrower) or 7.08 (other than Sections 7.08(a), (j) or (k));

(e) repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f) Holdings and the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (f) not to exceed $ 15,000,000 (which shall increase to $25,000,000 after consummation of a Qualifying IPO) in any calendar year prior to giving effect to any amounts carried over from prior years (with unused amounts in any calendar year being carried over to the next two succeeding calendar years, including, for the avoidance of doubt, any unused amounts carried over and available under Section 7.06(f) of the Existing Credit Agreement as in effect immediately prior to the Closing Date); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group), reduced by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and the direct or indirect parents of Holdings to pay) (A) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parents’) corporate existence or (B) costs and expenses incurred by it or any of its direct or indirect parents in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11 and 7.02;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(h) Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;

(k) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.12(a)(i)(E), not to exceed the sum of (i) the amount by which 2.50% of Total Assets (determined at the time of such Restricted Payment) exceeds the Total Asset Percentage Amount minus any Restricted Payments made in reliance on this clause (k)(i) after the Closing Date and prior to such date of determination, and (ii) so long as immediately after giving effect to such Restricted Payment, the Total Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition for which financial statements are available is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail, the Available Amount (if positive) at such time; and

(l) so long as immediately after giving effect to such Restricted Payment, the Total Leverage Ratio for the Test Period immediately preceding such Restricted Payment is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and satisfaction of such test shall be evidenced by a certificate from the chief financial officer demonstrating such satisfaction calculated in reasonable detail, (x) in an aggregate amount not to exceed the Net Cash Proceeds (not giving effect to the proviso in clause (a) of the definition thereof) from any Disposition, in whole or in part, of the Madewell Business (including by the disposition or issuance of Equity Interests evidencing ownership in respect thereof) or (y) constituting the assets comprising all or any part of the Madewell Business (including any Equity Interests evidencing ownership in respect thereof).

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Original Transaction, the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Original Transaction and the Transaction,

(d) the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Original Transaction,

(e) the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement,

(f) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(g) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of Holdings or the Borrower,

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date),

(j) Restricted Payments permitted under Section 7.06 and any Disposition permitted by Section 7.05(o),

(k) customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith,

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control,

(n) investments by the Sponsor or the Co-Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities,

(o) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02,

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing,

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith, and

(r) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the ABL Facilities and any Term Loan Refinancing Debt, permit the Liens securing the Obligations without restriction (subject to the ABL Intercreditor Agreement),

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(e), (g), (h), (o)(i), (r) or (t) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are customary restrictions contained in the ABL Credit Agreement, the ABL Facilities Documentation, Senior Notes Indenture and the Senior Notes and any Permitted Refinancing of any of the foregoing,

(xiii) arise in connection with cash or other deposits permitted under Section 7.01, or

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Original Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11. Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) the Senior Notes or any other Indebtedness of a Loan Party (except, with respect to Holdings, to the extent such prepayment, redemption, purchase, defeasance or other satisfaction thereof is funded with a Restricted Payment permitted under Section 7.06(k)) that is unsecured or subordinated to the Obligations expressly by its terms (other than Indebtedness among the Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to prepay any Loans pursuant to Section 2.03(b), (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (D) the Refinancing of the Senior Notes and (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(k), not to exceed the sum of (1) the amount by which 2.50% of Total Assets (determined at the time of such prepayment, redemption, purchase, defeasance or other payment) exceeds the Total Asset Percentage Amount minus any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made in reliance on this clause (1) after the Closing Date and prior to such date of determination, and (2) if the Total Leverage Ratio (after giving effect to such prepayment, redemption, purchase or defeasance on a Pro Forma Basis) is not greater than 6.0 to 1.0, and so long as no Default has occurred and is continuing or would result therefrom, the Available Amount (if positive) at such time or (ii) make any payment in violation of any subordination terms of any Junior Financing Documentation.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of (i) any Junior Financing Documentation in respect of any Indebtedness having an aggregate outstanding principal amount of $35,000,000 or more or (ii) the Senior Notes Indenture (in the case of each of clauses (i) and (ii), other than as a result of a Permitted Refinancing thereof) without the consent of the Administrative Agent.

SECTION 7.13. Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its direct ownership of the Equity Interests of the Borrower and its indirect ownership of the Equity Interests of the Subsidiaries of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the ABL Facilities, any Senior Notes, any Qualified Holding Company Debt, any Permitted Ratio Debt, any Term Loan Refinancing Debt or the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.13.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party),the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided that no such event under the ABL Facilities shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facilities and (z) the exercise of any remedies by the ABL Administrative Agent in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens permitted by the ABL Intercreditor Agreement, First Lien Intercreditor (if any) and the Second Lien Intercreditor Agreement (if any) or any nonconsensual Liens arising solely by operation of Law; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions:

(a) declare Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authority of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the ABL Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03. Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06. Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. No Other Duties; Other Agents, Arrangers, Managers, Etc. Goldman Sachs Bank USA is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs Bank USA to act as Syndication Agent in accordance with the terms hereof and the other Loan Documents. HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation are each hereby appointed a Co-Documentation Agent hereunder, and each Lender hereby authorizes each of HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation to act as a Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Syndication Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each of the Syndication Agent and each Co-Documentation Agent and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 9.09. Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Facilities, any Credit Agreement Refinancing Indebtedness, the Senior Notes or any other Junior Financing; and

(d) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the ABL Facilities, any Credit Agreement Refinancing Indebtedness, the Senior Notes or any other Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.13. ABL Intercreditor Agreement. The entrance into the ABL Intercreditor Agreement by the Administrative Agent and the Collateral Agent is hereby authorized, approved and ratified in all respects, and the parties hereto acknowledge that the ABL Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Current Asset Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) hereby authorizes, approves and ratifies (x) the entrance into the ABL Intercreditor Agreement by the Administrative Agent and Collateral Agent on the Original

Closing Date and (y) the Administrative Agent and Collateral Agent’s agreement to subject the Liens on the Collateral securing the Obligations to the provisions of the ABL Intercreditor Agreement in accordance with its terms. The foregoing provisions are intended as an inducement to the ABL Secured Parties (as such term is defined in the ABL Intercreditor Agreement) to extend credit to the Borrower and such ABL Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Each Lender, by its execution and delivery of this Agreement and its making of (or, as applicable, conversion into) Initial Loans on the Closing Date, hereby (a) confirms its agreement to the foregoing provisions of this Section 9.13 and (b) pursuant to Section 5.2(c) of the ABL Intercreditor Agreement, agrees to be bound by the terms of the ABL Intercreditor Agreement as a “Term Secured Party” (as defined in the ABL Intercreditor Agreement).

SECTION 9.14. Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definitions of the Senior Secured Net Leverage Ratio, the Total Leverage Ratio or the Total Senior Secured Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities.

Notwithstanding the foregoing,

(a) no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement (or the comparable provisions, if any, of any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; and

(b) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, each Co-Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Shearman & Sterling LLP and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other

Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, or amounts excluded from the definition of Taxes pursuant to clauses (i) through (vii) of the first sentence of Section 3.01(a), that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which shall be governed by Section 3.01. This Section 10.05 also shall not apply to Other Taxes or to taxes covered by Section 3.04.

SECTION 10.06. Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f), has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is prior to the completion of the primary syndication or the 90th day after the Closing Date, whichever shall occur first; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Administrative Agent shall not be required for any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h)(iv) of this Section 10.07.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.03(a)(iv), (B) subject to subsection (h) below, any of the Borrower’s Affiliates or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (d) thereof) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 3.01 as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender that (A) purchases any Loans pursuant to this clause (h) shall represent and warrant to the seller and (B) sells any Loan hereunder shall represent and warrant to the buyer, in each case, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information);

(iii) (A) the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 20% of the original principal amount of all Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”), (B) unless otherwise agreed to in writing by the Required Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders holding in excess of such Affiliated Lender Cap shall be effective with respect to such excess amount of the Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding such 20% limitation or for any assignment being deemed null and void hereunder and (C) in the event of an acquisition pursuant to the last sentence of this clause (h) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliate of the Sponsor involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded; and

(iv) as a condition to each assignment pursuant to this clause (h), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit D-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender, and (without limitation of the provisions of clause (iii) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (h)(iii) of this Section 10.07).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit D-2.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 10.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09. Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20. Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24. Amendment and Ratification. (a) This Agreement amends and restates in its entirety the Existing Credit Agreement.

(b) Each Loan Party hereby consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to the terms of this Agreement and confirms and agrees that (a) notwithstanding the effectiveness of the amendment and restatement of the Existing Credit Agreement, the Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended and reaffirmed pursuant to the terms of this Agreement, and, unless the context otherwise requires, any reference to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement, (b) the Obligations (as defined in the Existing Credit Agreement) of the Borrower and the other Loan Parties under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) that remain unpaid and outstanding as of the date of this Agreement after giving effect to the Transaction shall continue to exist under and be evidenced by this Agreement and the other Loan Documents and (c) the Collateral Documents to which such Loan Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

J. CREW GROUP, INC., as the Borrower

By:	/s/ Stuart C. Haselden
	Name:	Stuart C. Haselden
	Title:	Senior Vice President and Chief Financial Officer

CHINOS INTERMEDIATE HOLDINGS B, INC., as Holdings

By:	/s/ Stuart C. Haselden
	Name:	Stuart C. Haselden
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to

A&R Term Loan Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Kevin L. Ahart
	Name:	Kevin L. Ahart
	Title:	Vice President

Signature Page to

A&R Term Loan Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jonathan M. Jacob
	Name:	JONATHAN M. JACOB
	Title:	VICE PRESIDENT

Signature Page to

A&R Term Loan Credit Agreement

Lender signatures on file with the Administrative Agent.

Signature Page to

A&R Term Loan Credit Agreement

Schedule I1

Guarantors

J. Crew Operating Corp., a Delaware corporation

J. Crew Inc., a Delaware corporation

J. Crew International, Inc., a Delaware corporation

Grace Holmes, Inc., a Delaware corporation

H.F.D. No. 55, Inc., a Delaware corporation

Madewell Inc., a Delaware corporation

J. Crew Virginia, Inc., a Virginia corporation

[1]

Capitalized terms used but not defined in these Schedules have the respective meanings assigned in the Amended and Restated Credit Agreement, dated as of March 5, 2014, among J. Crew Group, Inc., Chinos Intermediate Holdings B., Inc., Bank of America, N.A., as Administrative Agent and as Collateral Agent, and each Lender from time to time party thereto.

Schedule 1.01A

Certain Security Interests and Guarantees

Mortgaged Properties

On or prior to the date that is 120 days after the Closing Date (or such longer period of time as may be agreed by the Collateral Agent in its reasonable discretion), with respect to each existing Mortgage, the Company shall provide the Collateral Agent with the following herein, either:

1. confirmation in writing (which may be in the form of an e-mail) (a) from local counsel in the jurisdiction in which the Mortgaged Property is located acceptable to Collateral Agent in its sole discretion, in form and substance reasonably satisfactory to the Collateral Agent, to the effect that by virtue of the amendments and modifications set forth in the Credit Agreement no amendment or other document, action or payment is required with respect to the existing Mortgage for the applicable Mortgaged Property for the continued validity, perfection and priority of the Liens of any existing Mortgage as security for the Obligations including the Obligations evidenced by the Credit Agreement and the other documents executed in connection therewith, for the benefit of the Secured Parties and (b) a title search for the applicable Mortgaged Property demonstrating that that such Mortgaged Property is free and clear of Liens (except those Liens created or permitted under the terms of the Loan Documents); or

2. each of the following:

(a) an amendment to the existing Mortgage (each, a “Mortgage Amendment”) for the applicable Mortgaged Property, and in form appropriate for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(b) a title search for the applicable Mortgaged Property demonstrating that that such Mortgaged Property is free and clear of Liens (except those Liens created or permitted under the terms of the Loan Documents) and a mortgage modification endorsement or date down endorsement;

(c) legal opinions from local counsel in form and substance reasonably satisfactory to the Collateral Agent with respect to the enforceability of the Mortgage Amendments and such other matters as the Collateral Agent may reasonably request; provided, however, the Collateral Agent shall be satisfied with substantially the same form as was delivered in connection with the existing Mortgages, with such changes as are required to reflect the current transaction; and

(d) evidence of payment or satisfactory arrangements for payment of all applicable title search and examination charges, escrow charges, mortgage recording taxes, if any, and related charges and fees required for the recording of the Mortgage Amendments referred to above.

Global Intercompany Note and Intercompany Subordination Agreement

On or prior to the date that is 120 days after the Closing Date (or such longer period of time as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower shall cause certain of its Non-Loan Party Subsidiaries, as selected by the Borrower, that are not parties to that certain Global Intercompany Note, dated as of March 7, 2011, and/or to the related Intercompany Subordination Agreement to execute and deliver to the Administrative Agent a counterpart signature page to such Global Intercompany Note and a joinder agreement to the Intercompany Subordination Agreement in substantially the form of Exhibit A thereto.

Schedule 1.01F

Mortgaged Properties

Entity of Record	Common Name and Address
Grace Holmes, Inc.	Real Property described in Title Commitment Number 11-0001604[2], located at: One Clifford Way Arden, County of Buncombe, NC 28704 OR One Clifford Way Asheville, County of Buncombe, NC 28810
J. Crew Inc.	One Ivy Crescent Lynchburg, Virginia, 24506

[2]	precise address for this location could not be determined.

Schedule 2.01

Commitment

[On file with the Administrative Agent]

Schedule 5.11(a)

ERISA Compliance

None.

Schedule 5.12

Subsidiaries and Other Equity Investments

Current Legal Entities Owned	Jurisdiction of Organization	Record Owner	No. Shares/ Interest Owned (Percentage Owned)	Total Shares Outstanding	Percent Pledged	Stock /Membership Certificate No.
J. Crew Group, Inc.	Delaware	Chinos Intermediate Holdings B, Inc.	1,000 (100%)	1,000	100%	1
J. Crew Operating Corp.	Delaware	J. Crew Group, Inc.	100 (100%)	100	100%	C1
J. Crew Inc.	Delaware	J. Crew Operating Corp.	100 (100%)	100	100%	2
Grace Holmes, Inc.	Delaware	J. Crew Operating Corp.	10 (100%)	10	100%	3
H.F.D. No. 55, Inc.	Delaware	J. Crew Operating Corp.	10 (100%)	10	100%	3
J. Crew Virginia, Inc.	Virginia	J. Crew Operating Corp.	100 (100%)	100	100%	1
Madewell Inc.	Delaware	J. Crew Operating Corp.	10 (100%)	10	100%	1
J. Crew International, Inc.	Delaware	J. Crew Inc.	100 (100%)	100	100%	3
J. Crew Japan, Ltd	Japan	J. Crew International, Inc.	60 (100%)[3]	60	0%	Not Certificated
J. Crew Canada Inc.	Ontario, Canada	J. Crew Operating Corp.	100 (100%)	100	65%	C-2 (35 shares) & C-3 (65 shares)
J. Crew Global Holdings A, LLC	Delaware	J. Crew Operating Corp.	100 (100%)	100	65%	1 (65 shares) 2 (35 shares)
J. Crew Global Holdings Bermuda LP	Bermuda	J. Crew Operating Corp.	99.9% of the limited partnership interests (99.9%)	N/A	65%	1(65%) and 2 (35%)
		J. Crew Global Holdings A, LLC	0.1% of the limited partnership interests (0.1%)	N/A	0%	3
J. Crew Global Holdings B, LLC	Delaware	J. Crew Global Holdings Bermuda LP	100 (100%)	100	0%	1

[3]

Pursuant to a separate agreement, the units of J.Crew Japan, Ltd., have been transferred to J. Crew International, Inc. but remain registered in the name of Sasaki Accounting Co, Ltd., a Japanese accounting firm and Yoshiki Abe of Abe & Matsutome, the Company’s Japanese law firm, in order to satisfy Japanese law requirements.

Current Legal Entities Owned	Jurisdiction of Organization	Record Owner	No. Shares/ Interest Owned (Percentage Owned)	Total Shares Outstanding	Percent Pledged	Stock /Membership Certificate No.
J. Crew Netherlands C.V.	Netherlands	J. Crew Global Holdings Bermuda LP	999 votes (99.9%)	999 votes	0%	Not Certificated
		J. Crew Global Holdings B, LLC	1 vote (0.1%)	1 vote	0%	Not Certificated
J. Crew U.K. Limited	United Kingdom	J. Crew Netherlands C.V. (shares held in trust by J. Crew Global Holdings Bermuda LP)	100 (100%)	100	0%	4
J. Crew Hong Kong Services, Limited	Hong Kong	J. Crew Netherlands C.V. (shares held in trust by J. Crew Global Holdings Bermuda LP)	1 (100%)	1	0%	1
J. Crew Hong Kong Limited	Hong Kong	J. Crew Netherlands C.V. (shares held in trust by J. Crew Global Holdings Bermuda LP)	1 (100%)	1	0%	1
J. Crew Asia Limited	Hong Kong	J. Crew Netherlands C.V. (shares held in trust by J. Crew Global Holdings Bermuda LP)	1 (100%)	1	0%	1
J. Crew Hong Kong Intermediate, Limited	Hong Kong	J. Crew Hong Kong Services, Limited	1 (100%)	1	0%	1
J. Crew Apparel Trading (Shenzhen) Company Limited	Shenzhen, PRC	J. Crew Hong Kong Intermediate, Limited	N/A (100%)	N/A	0%	N/A

Schedule 7.01(b)

Existing Liens

Loan Party	File Type	Secured Party Name	Jurisdiction	Filing Date	Filing Number	Collateral
J. Crew Group, Inc.	UCC	CCA Financial, LLC	Delaware	11/9/05	3478279	Equipment lease
J. Crew Group, Inc.	UCC	Tygris Vendor Finance, Inc.	Delaware	4/20/09	1245940	Equipment lease
J. Crew Group, Inc.	UCC	Tygris Vendor Finance, Inc.	Delaware	10/30/09	3491104	Equipment lease
J. Crew Group, Inc.	UCC	Everbank Commercial Finance, Inc.	Delaware	11/28/11	4530559	Equipment lease
J. Crew Group, Inc.	UCC	Ricoh USA, Inc.	Delaware	12/17/13	4989001	Equipment lease
J. Crew Inc.	UCC	Ikon Financial Svcs	Delaware	8/28/08	2927232	Equipment lease
J. Crew Inc.	UCC	Ikon Financial Svcs	Delaware	8/28/08	2927240	Equipment lease
J. Crew Inc.	UCC	Ikon Financial Svcs	Delaware	9/13/08	3106265	Equipment lease
J. Crew Inc.	UCC	IOS Capital	New Jersey	2/23/05	22839817	Equipment lease
J. Crew Inc.	UCC	Tech Conveyor, Inc.	New Jersey	11/26/07	24463164	Equipment lease

Schedule 7.02(f)

Existing Investments

Investments listed on Schedule 5.12.

Intercompany loans by Loan Parties to, and Investments by Loan Parties in, Non-Loan Parties in an aggregate principal amount of $31,825,000.

Pursuant to a letter agreement, dated as of the March 4, 2014, J. Crew Operating Corp. has agreed, subject to the terms of such letter agreement, to transfer (whether by contribution or otherwise) all of the outstanding Equity Interests of J. Crew Canada Inc. to J. Crew Netherlands C.V.

Investments held in the following Investment Accounts:

Account Holder	Broker	Account No.	Type of Investment
J. Crew Operating Corp.	Wells Fargo	XXXX3348	Securities Account
J. Crew Operating Corp.	Bank of America	XXXX1A06	Securities Account
J. Crew Operating Corp.	HSBC	XXXX8306	Securities Account

Schedule 7.03(b)

Existing Indebtedness

Continuing Letter of Credit Agreement, dated as of the 1st of April, 2013, among the Company, J. Crew Operating Corp. and J. Crew U.K. Limited, as applicants and the Hong Kong and Shanghai Banking Corporation Limited, Hong Kong SAR and related Facility Offer Letter, dated as of the 1st of April, 2013.

Schedule 7.08

Transactions with Affiliates

1.	Trademark License Agreement, dated as of October 20, 2005, by and among the Company, Millard S. Drexler and Millard S. Drexler, Inc.

2.	Arrangement pursuant to which the Company charters the use of Millard S. Drexler’s private aircraft from time to time for certain costs.

3.

Management Stockholders Agreement, dated as of the Closing Date, by and among Chinos Holdings, Inc., Chinos Acquisition Corporation, the Sponsors, Millard S. Drexler and related trusts party thereto and certain members of management party thereto.

4.

Principal Investors Stockholders Agreement, dated as of the Closing Date, by and among Chinos Holdings, Inc., Chinos Acquisition Corporation, the Sponsors, Millard S. Drexler and related trusts party thereto and the other stockholders party thereto.

5.	Certain legal expenses of Millard S. Drexler incurred in connection with work directly related to the Company’s business are reimbursed by the Company.

6.	Employment Agreement of Millard S. Drexler by and among Chinos Holdings, Inc., J. Crew Operating Corp. and Millard S. Drexler.

7.

Letter Agreement, dated as of September 12, 2012, by and among J. Crew Group, Inc. and TPG Capital-FO, LLC (“TPG”) to provide the Company with access to one or more consultants that are (or will be) under engagement with TPG or its affiliates.

8.	Lease, dated June 28, 2013, relating to Ground Floor and Basement, 38 Lambs Conduit Street, London, WC1N 3LD, between 38 Lambs Conduit LLP, J. Crew U.K. Limited and J. Crew Inc.

Schedule 7.09

Existing Restrictions

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

HOLDINGS OR THE BORROWER:

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Attention: XXXXXXXXX

Telephone: XXXXXXXXX

Telecopier: XXXXXXXXX

Email: XXXXXXXXX

Website for posting documents: www.jcrew.com

With a copy to:

Ropes & Gray, LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: XXXXXXXXX

Telephone: XXXXXXXXX

Telecopier: XXXXXXXXX

Email: XXXXXXXXX

ADMINISTRATIVE AGENT:

Administrative Agent’s Contact for Payments and Requests for Loans:

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: XXXXXXXXX

Telephone: XXXXXXXXX

Facsimile: XXXXXXXXX

Electronic Mail: XXXXXXXXX

Payment Instructions:

Bank of America, N.A.

New York, NY

Attn: XXXXXXXXX

ABA #: XXXXXXXXX

Account #: XXXXXXXXX

Ref: XXXXXXXXX

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: XXXXXXXXX

Telephone: XXXXXXXXX

Facsimile: XXXXXXXXX

Electronic Mail: XXXXXXXXX

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent
101 North Tryon Street
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001
Attention: XXXXXXXXX
Telephone: XXXXXXXXX
Facsimile: XXXXXXXXX
Electronic Mail: XXXXXXXXX

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests (select one):

¨         A Borrowing of Loans

¨         A conversion or continuation of Loans made on                    .

To be made on the terms set forth below:

1.	Class of Borrowing: .[1]
2.	On (a Business Day).
3.	In the principal amount of $ .
4.	Comprised of [Type of Loan requested].
5.	For Eurodollar Rate Loans: with an Interest Period of months.

Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02(a) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	E.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans.

J. CREW GROUP, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent) at 101 North Tryon Street, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, attention: Melanie Brichant (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

J. CREW GROUP, INC.

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Insert date]

Reference is made to the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as the chief financial officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [    ], 201[    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder). [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]1 ]2

2. [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [    ], and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”), together with management’s discussion and analysis describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]3

3. [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]4

4. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

[1]	Only include if applicable.
[2]	To be included if accompanying annual financial statements only.
[3]	To be included if accompanying quarterly financial statements only.
[4]	To be included only in annual compliance certificate (beginning with the fiscal year ending February 1, 2014).

5. [Attached hereto as Schedule 1 is a calculation of the Senior Secured Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]5

6. [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]6

7. [Attached hereto as Schedule 3 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the fiscal year ended [    ] by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement.]7

8. [Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]8 ]9

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[5]	To be included only in annual compliance certificate beginning with the annual compliance certificate for the fiscal year ending January 31, 2015.
[6]	To be included only in annual compliance certificate beginning with the annual compliance certificate for the fiscal year ending January 31, 2015.
[7]	To be included in annual compliance certificates beginning with the fiscal year ending January 31, 2015.
[8]	Items 4-7 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.
[9]	To be included in the annual compliance certificates beginning with the fiscal year ending January 31, 2015.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a chief financial officer of J. Crew Group, Inc., has executed this certificate for and on behalf of J. Crew Group, Inc., and has caused this certificate to be delivered as of the date first set forth above.

J. CREW GROUP, INC.

By:
Name:
Title: Chief Financial Officer

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

(A)		Senior Secured Net Leverage Ratio: Consolidated Senior Secured Net Debt to Consolidated EBITDA
	(1)	Consolidated Senior Secured Net Debt as of [ ], 20[ ]:
		(a)	Consolidated Net Debt:
			(i)	Consolidated Total Debt
				(A)	At any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Original Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of:
					(1) Indebtedness for borrowed money	$

					(2) unreimbursed obligations in respect of drawn letters of credit	$

					(3) obligations in respect of Capitalized Leases	$

					(4) debt obligations evidenced by promissory notes or similar instruments	$

provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit ( provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts.
			Consolidated Total Debt (sum of items (A)(1)(a)(i)(A)(1) through (4))			$

			(ii)	minus the lesser of (x) an aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section7.01 of the Credit Agreement and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc) of the Credit Agreement) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet (“Unrestricted Cash”) and (y) $50,000,000		$

				Consolidated Net Debt (Consolidated Total Debt minus the lesser of (x) Unrestricted Cash and (y) $50,000,000)		$

		Consolidated Senior Secured Net Debt (Consolidated Net Debt minus Consolidated Net Debt that is not secured by a Lien on any asset or property of any Loan Party or any Restricted Subsidiary)				$

	(2)	Consolidated EBITDA:
		(a)	Consolidated Net Income:
			(i)	the net income (loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication:
				(A)	any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges	$

				(B)	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP	$

				(C)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes	$

				(D)	any net after-tax gains or losses on disposal of disposed or discontinued operations	$

				(E)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower	$

		(F)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period	$

		(G)	[reserved]	$

		(H)	(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments	$

		(I)	any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

		(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$

		(K)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

		(L)	any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Original Transaction	$

	Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (L))			$

(b)	increased by (without duplication):
	(i)	provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of such Person for such period deducted in computing Consolidated Net Income		$

	(ii)	(A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income		$

	(iii)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income		$

	(iv)	any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Credit Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Original Transaction or the Transaction, in each case, deducted in computing Consolidated Net Income		$

	(v)	the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions or (B) the closing of any Stores or distribution centers	$

	(vi)	the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all items added pursuant to this item (A)(2)(b)(vi) not to exceed $25,000,000 in any period of four-consecutive fiscal quarters,	$

	(vii)	any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

	(viii)	the amount of any minority interest expense deducted in calculating Consolidated Net Income	$

	(ix)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 of the Credit Agreement and deducted in such period in computing Consolidated Net Income	$

	(x)	the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this item (A)(2)(b)(x) for any Test Period shall not exceed the greater of (x) $30,000,000 and (y) 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(2)(b)(x))	$

	(xi)	the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$

	(xii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back	$

	(xiii)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount	$

	(xiv)	any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period
(c)	decreased by (without duplication):
	(i)	any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)	$

	(ii)	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

	(iii)	any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period
	Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) and (ii))		$

	Consolidated Senior Secured Net Debt to Consolidated EBITDA			: 1.00

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

(B) Excess Cash Flow Calculation
(a)	the sum, without duplication, of:
	(i	)	Consolidated Net Income of the Borrower for such period (the amount set forth at the end of item (A)(2)(a) in Schedule 1 to this Compliance Certificate)	$

	(ii	)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$

	(iii	)	decreases in Consolidated Working Capital for such period (other than (A) any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting and (B) for any determination of Excess Cash Flow during any period in which an ABL Block shall exist)	$

	(iv	)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income	$

	(v	)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period	$

	(vi	)	cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income	$

(b)	over, the sum, without duplication of:
	(i	)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and cash charges excluded by virtue of clauses (a)(i)(A) through (a)(i)(L) of the definition of Consolidated Net Income	$

	(ii	)	without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries	$

	(iii	)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments of Loans made pursuant to Section 2.03(a)(iv) of the Credit Agreement (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans), but excluding (X) all other prepayments of Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv) of the Credit Agreement), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a) of the Credit Agreement) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries	$

	(iv	)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income	$

	(v	)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

	(vi	)	cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income	$

	(vii	)	without duplication of amounts deducted pursuant to items (B)(b)(viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this item (B)(b)(vii) if made by the Borrower or a Restricted Subsidiary) and (k)) and (n) of the Credit Agreement and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries	$

(viii	)	the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h), (i), (k)(i) and (k)(ii) of the Credit Agreement in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries	$

(ix	)	the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income	$

(x	)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to item (B)(b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i) of the Credit Agreement	$

(xi	)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$

(xii	)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xiii	)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.	$

Excess Cash Flow (the sum of items (B)(a)(i) through (vi) minus the sum of items (B)(b)(i) through (xiii))			$

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

(C)	Net Cash Proceeds
with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of:
	(i)	the sum of:
		(A	)	cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries)	$

	(ii)	over the sum of:
		(A	)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation and the Credit Agreement Refinancing Indebtedness)	$

		(B	)	the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event	$

		(C	)	taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)	$

		(D	)	in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this item (C)(ii)(D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof	$

		(E	)	any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this item (C)(ii)(E)	$

Net Cash Proceeds (item (C)(i)(A) minus the sum of items (C)(ii)(A) through (E))					$	[10]

Portion of Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement					$

[10]

No net cash proceeds calculated in accordance with the above realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000. No such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

EXHIBIT D-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:

a. Assignor(s):

Assignor[s][5]	Affiliated Lender[6]

Yes ¨ No ¨
Yes ¨ No ¨

b. Assignee(s) :

Assignee[s][7]	Affiliated Lender[8]

Yes ¨ No ¨
Yes ¨ No ¨

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	List each Assignor.
[6]

For each Assignor, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is, prior to giving effect to any assignment hereunder, an Affiliated Lender.

[7]	List each Assignee.
[8]

For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Lender or will, after giving effect to the assignment, become an Affiliated Lender.

D-1-1

[If any Assignee hereunder indicates above that it is an Affiliated Lender (or will become an Affiliated Lender after giving effect to any such purported assignment), such Assignee shall (A) have delivered to the Administrative Agent a Notice of Affiliate Assignment in the form of Exhibit D-2 to the Credit Agreement and (B) set forth the tranche(s) of [Loans/Commitments] being sold hereunder to such Assignee. If any Assignor or Assignee hereunder indicates above that it is or will become an Affiliated Lender, such Affiliates of the applicable Sponsor shall additionally set forth in this Section 3: (i) the aggregate amount of all [Loans/Commitments] of such tranche(s) held by Affiliated Lenders with respect to such Sponsor after giving effect to the assignment hereunder and (ii) the aggregate amount of all [Loans/Commitments] held by Affiliated Lenders with respect to such Sponsor after giving effect to the assignment hereunder.]

4.	Borrower(s): J. Crew Group, Inc.
5.	Administrative Agent: Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement
6.

Credit Agreement: The Amended and Restated Credit Agreement, dated as of March 5, 2014, among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

7.	Assigned Interest:

Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/ Loans for all Lenders[12]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[13]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[8. Trade Date:                     ]14

Effective Date:                    , 20                     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans”, “Extended Loans”, etc.).
[12]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][15] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to

J. CREW GROUP, INC.

By:
Name:
Title: ]:[16]

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

D-1-3

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

The Amended and Restated Credit Agreement, dated as of March 5, 2014, among J. Crew Group, Inc. (the “Borrower”), Chinos Intermediate Holdings B, Inc. (“Holdings”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim [,][and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and (iv) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]17; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, [and] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee [,] [and (viii) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]18; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

[17]	Insert only if an Affiliated Lender is an Assignor under this Assignment and Assumption.
[18]	Insert only if an Affiliate of the Borrower/Sponsor is an Assignee under this Assignment and Assumption.

D-1-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind of nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 10.07(h)(iii) of the Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-5

EXHIBIT D-2

FORM OF NOTICE OF AFFILIATE ASSIGNMENT

XXXXXXXXX

Agency Management Officer

Bank of America, N.A.

Fax: XXXXXXXXX

Email: XXXXXXXXX

Phone Reference: XXXXXXXXX1

Re: Amended and Restated Credit Agreement, dated as of March 5, 2014, among J. Crew Group, Inc. (the “Borrower”), Chinos Intermediate Holdings B, Inc. (“Holdings”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (the “Credit Agreement”)

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(h) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [    ],

(c) immediately after giving effect to such assignment of the Loans (if accepted), the Proposed Affiliate Assignee will be an Affiliated Lender because it is an Affiliate of [insert name of applicable Sponsor],

(d) the principal amount of Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $                    ,

(e) the aggregate amount of all Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender which is an Affiliate of [insert name of Applicable Sponsor] after giving effect to the assignment hereunder (if accepted) is $[                    ], and

(f) the proposed effective date of the assignment contemplated hereby is [                    , 20                    ].

[1]	The notice details set forth herein may be modified from time to time by notice from the Administrative Agent to the Lenders pursuant to Section 10.02 of the Credit Agreement.

D-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

D-2-2

EXHIBIT E

GUARANTY

Incorporated by reference to Exhibit 10.6 to the Form 8-K filed on March 10, 2011.

E-1

EXHIBIT F

SECURITY AGREEMENT

Incorporated by reference to Exhibit 10.4 to the Form 8-K filed on Mach 10, 2011.

F-1

EXHIBIT G

FORM OF LEGAL OPINION OF ROPES & GRAY LLP

[Date]

To the Agent and each Lender party to

the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to the Loan Parties (as defined below) in connection with the Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Company”), Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

This opinion letter is being furnished to you pursuant to Section 4.01(a)(vi) of the Credit Agreement. The Subsidiaries of the Company listed on Schedule 1 hereto are referred to herein as the “Delaware Guarantors” and the Subsidiary of the Company listed on Schedule 2 hereto is referred to herein as the “Other Guarantor.” Holdings and the Delaware Guarantors are referred to herein as the “Covered Guarantors.” The Company, the Covered Guarantors and the Other Guarantor are referred to herein collectively as the “Loan Parties.”

In connection with this opinion letter, we have examined the following documents:

(a)	the Credit Agreement;

(b)	the Subsidiary Guarantor Reaffirmation, dated as of the date hereof, among the Subsidiary Guarantors in favor of Bank of America, N.A., as Administrative Agent and the Lenders;

(c)

the Security Agreement, dated as of March 7, 2011, by and among the Company, Holdings, the Subsidiary Guarantors (as defined therein) party thereto and Bank of America, N.A. as collateral agent (as reaffirmed by the New Credit Documents, the “Security Agreement”); and

(d)

the Guaranty, dated as of March 7, 2011, by and among Holdings, the other Guarantors (as defined therein) party thereto and Bank of America, N.A. as administrative agent and collateral agent (as reaffirmed by the New Credit Documents, the “Guaranty”).

The agreements referred to in clauses (a) and (b) above are referred to herein collectively as the “New Credit Documents.” The New Credit Documents and the agreements referred to in clauses (c) and (d) are referred to herein collectively as the “Covered Documents.”

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation of fact, we have relied, without independent verification, upon certificates of officers of the Loan Parties and one or more of their Subsidiaries, public officials and other appropriate Persons.

In rendering the opinions set forth below, we have assumed that the Other Guarantor (i) is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the power to execute and deliver each of the New Credit Documents to which it is a party and to perform its obligations thereunder and (iii) has duly authorized, executed and delivered each of the New Credit Documents to which it is a party.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America (collectively, the “Covered Laws”), and in the case of paragraph 9 below, Article 9 of the Delaware Uniform Commercial Code (“Delaware Article 9”).

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1. Each of the Company and the Covered Guarantors (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power to execute and deliver each of the New Credit Documents to which it is a party and perform its obligations under each of the Covered Documents to which it is a party.

2. Each of the Company and the Covered Guarantors has duly authorized, executed and delivered each of the New Credit Documents to which it is a party.

3. Each of the Covered Documents constitutes the valid and binding obligation of each of the Loan Parties party thereto and is enforceable against each such Loan Party in accordance with its terms.

4. The execution and delivery by each of the Company and the Covered Guarantors of the New Credit Documents to which such Person is a party and the performance by such Person of its obligations under the Covered Documents to which such Person is a party will not violate or require the repurchase of securities under the charter or by-laws of such Person. The execution and delivery by each Loan Party of the New Credit Documents to which such Person is party and the performance by such Person of its obligations under the Covered Documents to which such Person is a party (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, or constitute a default under, any of the agreements, instruments, court orders, judgments or decrees listed on Schedule 3 hereto.

5. Except as may be required in order to perfect the Liens contemplated by the Collateral Documents (as reaffirmed by the New Credit Documents) and any modifications to the Mortgages required pursuant to the Credit Agreement, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by any of the Loan Parties in connection with the execution and delivery of the New Credit Documents to which such Person is party or the performance by such Person of its obligations under the Covered Documents to which such Person is a party.

6. We are not representing any of the Loan Parties in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Covered Documents.

7. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

8. The Security Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Collateral described therein to the extent that a security interest in such Collateral can be created under Article 9 of the New York Uniform Commercial Code (“New York Article 9”).

9. Assuming the financing statements attached as Schedule 4 were filed in the office of the Secretary of State of Delaware (the “Delaware Filing Office”), and assuming they have remained in effect at all times and have not been amended or terminated from the date of such filing through the date hereof, the security interests in the Collateral granted under the Security Agreement by each of the Loan Parties organized in the State of Delaware is perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing Office.

10. Assuming the Collateral Agent maintains possession in the State of New York of the certificates representing the equity securities listed on Schedule 5 hereto (the “Pledged Equity”) indorsed to the Collateral Agent or in blank pursuant to the Security Agreement, and assuming that neither the Collateral Agent nor the Lenders have had “notice of an adverse claim” (as defined in Section 8-105 of the New York UCC) with respect to such Pledged Equity at the time, and at any time since the time, such Pledged Equity was delivered to the Collateral Agent, the respective security interests in such Pledged Equity created in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Agreement constitute perfected security interests in such Pledged Equity, free of any adverse claim (within the meaning of Section 8-303 of the New York Uniform Commercial Code). Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity and (iii) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

For purposes of rendering the opinion set forth in paragraph 10, we have assumed that the Collateral Agent maintains possession of the Pledged Equity in the State of New York, notwithstanding the fact that that the Pledged Equity is in the possession of the Collateral Agent in the State of North Carolina. We call your attention to the fact that under Section 9-305 of New York Article 9, while a security certificate representing the Pledged Equity is located in the State of North Carolina, the laws of the State of North Carolina governs perfection, the effect or perfection or nonperfection, and the priority of a security interest in such security certificate, and we express no opinion as to such laws.

We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law or the enforceability of the provisions contained in Section 2.03(a) of the Guaranty which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guaranty. In addition, we express no opinion with respect to any guaranty of, or any grant of a security interest to secure, obligations under, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (as interpreted by the Commodity Futures Trading Commission in its regulations, rules, orders, letters or other announcements).

Our opinions are also subject to the qualification that the enforceability of provisions in the Covered Documents providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on statutory or public policy grounds. In addition, we express no opinion as to the enforceability of (i) any provision which permits setoff of unmatured amounts, setoff without notice, or setoff by affiliates of parties to the Covered Documents or a purchaser of a participation in the loans or other extensions of credit under the Covered Documents, (ii) rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest or (iii) any provision requiring that any action be brought only in the courts of a particular jurisdiction or which provides for judgment currency. In connection with the provisions of the Covered Documents whereby the parties submit to the jurisdiction of the United States District Court for the

Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents concerning personal jurisdiction and venue, we note that under NYCPLR § 510 a New York State court has discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action to another district or division where it might have been brought.

In addition, certain provisions contained in the Collateral Documents may be further limited or rendered unenforceable by applicable law, but in our opinion the inclusion of such provisions in the Collateral Documents does not render the Collateral Documents invalid as a whole or substantially interfere with the practical realization of the principal benefits intended to be provided thereby.

We express no opinion as to the existence of, or as to the title of any Person who has granted a security interest in any Collateral to, any item of Collateral or (except to the extent set forth in paragraph 10 above) as to the priority or (except to the extent set forth in paragraphs 9 and 10 above) the perfection of any security interest in the Collateral or which law governs the perfection or priority of a security interest. We express no opinion with respect to (a) security interests in any commercial tort claims or (b) the extent to which the grant (or purported grant) of a security interest in any asset subject to a legal or contractual restriction on the creation, attachment, perfection or enforcement of a security interest in such asset is effective or violates any agreement to which any Loan Party is a party, except to the extent such restriction is rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of New York Article 9.

We call your attention to the fact that your security interest in certain Collateral described in the Security Agreement may not be able to be perfected by the filing of financing statements and that under certain circumstances, the filings referred to in paragraph 9 may become ineffective as a result of changes occurring after the date hereof and will terminate after five years after the original filing date unless appropriate continuation statements are duly filed. In addition, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into by the debtor before the commencement of the case.

This opinion letter is furnished solely for the benefit of the addressees and their assignees who become Lenders under the Credit Agreement; provided, that (i) no assignee shall have any greater rights with respect to this opinion letter than the original addressees hereof, (ii) no reissuance of this opinion letter shall be deemed to have occurred by reason of any such assignment, (iii) no such assignment shall be deemed to extend any statute of limitations period applicable on the date hereof and (iv) all rights hereunder may be asserted only in a single proceeding by and through either the Administrative Agent or the Required Lenders. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours,

Ropes & Gray LLP

Schedule 1

Delaware Guarantors

1.	J. Crew Operating Corp.

2.	J. Crew Inc.

3.	J. Crew International, Inc.

4.	Grace Holmes, Inc.

5.	H. F. D. No. 55, Inc.

6.	Madewell Inc.

Schedule 2

Other Guarantor

1.	J. Crew Virginia, Inc.

Schedule 3

Material Agreements

1.	Credit Agreement, dated as of March 7, 2011, among Chinos Acquisition Corporation, a Delaware corporation (which on the Effective Date (as defined therein) was merged with and into J. Crew Group, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger and succeeding to the rights and obligations of Merger Sub as the Borrower (in each case as defined therein) under such Credit Agreement), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, HSBC Bank USA, N.A., Suntrust Bank and Wells Fargo Capital Finance, LLC, as Co-Documentation Agents, and the other agents named therein, as amended by the First Amendment to Credit Agreement, dated as of October 11, 2012, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., Bank of America, N.A., as administrative agent and as collateral agent, and each lender party thereto and as further amended by the Second Amendment to Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Bank of America, N.A., as administrative agent and collateral agent and each lender party thereto.

Schedule 4

Delaware Financing Statements

(see attached)

Schedule 5

Pledged Equity

Issuer	Certificate No.	Registered Owner	Number of Shares/Units	Class of Interests
J. Crew Group, Inc.	1	Chinos Intermediate Holdings B, Inc.	1,000	Common shares
J. Crew Operating Corp.	C1	J. Crew Group, Inc.	100	Common shares
J. Crew Inc.	2	J. Crew Operating Corp.	100	Common shares
Grace Holmes, Inc.	3	J. Crew Operating Corp.	10	Common shares
H. F. D. No. 55, Inc.	3	J. Crew Operating Corp.	10	Common shares
J. Crew Virginia, Inc.	1	J. Crew Operating Corp.	100	Common shares
Madewell Inc.	1	J. Crew Operating Corp.	10	Common shares
J. Crew International, Inc.	3	J. Crew Inc.	100	Common shares
J. Crew Global Holdings A, LLC	1	J. Crew Operating Corp.	65	Common shares

G-1

EXHIBIT H

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

BANK OF AMERICA, N.A.,

as ABL Agent,

and

BANK OF AMERICA, N.A.,

as Term Agent

Dated as of March 7, 2011

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of March 7, 2011 between BANK OF AMERICA, N.A. (“Bank of America”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for (i) the financial institutions, lenders and investors party from time to time to the ABL Credit Agreement referred to below (such financial institutions, lenders and investors together with their respective successors, assigns and transferees, including any letter of credit issuers under the ABL Credit Agreement, the “ABL Lenders”), (ii) any ABL Cash Management Affiliates (as defined below) and (iii) any ABL Hedging Affiliates (as defined below) (such ABL Cash Management Affiliates and ABL Hedging Affiliates, together with the ABL Agent and the ABL Lenders and any other secured parties under any ABL Credit Agreement, the “ABL Secured Parties”) and Bank of America, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Term Agent”) for (i) the financial institutions, lenders and investors party from time to time to the Term Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Term Lenders”), (ii) any Term Cash Management Affiliates (as defined below) and (iii) any Term Hedging Affiliates (as defined below) (such Term Cash Management Affiliates and Term Hedging Affiliates, together with the Term Agent and the Term Lenders and any other secured parties under any Term Credit Agreement, the “Term Secured Parties”).

RECITALS

A. Pursuant to that certain Credit Agreement dated as of the date hereof by and among CHINOS ACQUISITION CORPORATION, a Delaware corporation (which on the date hereof shall be merged with and into J. CREW GROUP, INC., a Delaware corporation (the “Company”), with the Company surviving such merger as the borrower (the “Borrower”), CHINOS INTERMEDIATE HOLDINGS B, INC., a Delaware corporation (“Holdings”), the ABL Lenders and the ABL Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”), the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Borrower.

B. Pursuant to certain guaranties each dated as of the date hereof (as the same may be amended, supplemented, restated and/or otherwise modified, collectively, the “ABL Guaranty”) by each of the ABL Guarantors in favor of the ABL Secured Parties, the ABL Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the ABL Documents (as hereinafter defined).

C. As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the Borrower and the ABL Guarantors (the Borrower, the ABL Guarantors (as hereinafter defined) and each other direct or indirect subsidiary or parent of the Borrower or any of their affiliates that is now or hereafter becomes a party to any ABL Document, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D. Pursuant to that certain Credit Agreement dated as of the date hereof by and among CHINOS ACQUISITION CORPORATION (which on the date hereof shall be merged with and into the Company, with the Company surviving such merger as the Borrower), Holdings, the Term Lenders and the Term Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Term Credit Agreement”), the Term Lenders have agreed to make certain loans to the Borrower.

E. Pursuant to certain guaranties each dated as of the date hereof (as the same may be amended, supplemented, restated and/or otherwise modified, collectively (collectively, the “Term Guaranty”) by each of the Term Guarantors (as hereinafter defined) in favor of the Term Secured Parties, the Term Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the Term Documents (as hereinafter defined).

F. As a condition to the effectiveness of the Term Credit Agreement and to secure the obligations of the Borrower and the Term Guarantors (the Borrower, the Term Guarantors and each other direct or indirect subsidiary or parent of the Borrower or any of its affiliates that is now or hereafter becomes a party to any Term Document, collectively, the “Term Credit Parties”) under and in connection with the Term Documents, the Term Credit Parties have granted to the Term Agent (for the benefit of the Term Secured Parties) Liens on the Collateral.

G. Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Agent (on behalf of the Term Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Financial Asset, Fixtures, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Section 1.2 Other Definitions. Subject to Section 1.1, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee” or “Collateral Trustee” or similar term under any ABL Credit Agreement.

“ABL Cash Management Affiliate” shall mean any ABL Cash Management Bank that is owed ABL Cash Management Obligations by an ABL Credit Party and which ABL Cash Management Obligations are secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Cash Management Bank” shall mean, as of any date of determination, any Person that is an ABL Lender or an Affiliate of an ABL Lender on such date.

“ABL Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any ABL Cash Management Bank in respect of or in connection with any Cash Management Services and designated under the ABL Credit Agreement by the ABL Cash Management Bank and the Borrower in writing to the ABL Agent as “Cash Management Obligations”.

“ABL Collateral Documents” shall mean all “Collateral Documents” or similar term as defined in any ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“ABL Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Deposit and Securities Accounts” means all Deposit Accounts, Securities Accounts, collection accounts and lockbox accounts (and all related lockboxes) of the Credit Parties (other than the Term Loan Priority Accounts).

“ABL Documents” shall mean any ABL Credit Agreement, any ABL Guaranty, any ABL Collateral Document, all Cash Management Services between the Borrower or any Restricted Subsidiary and any ABL Cash Management Affiliate, any ABL Hedging Agreement between any ABL Credit Party or any Restricted Subsidiary and any ABL Hedging Affiliate, any other ancillary agreement as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent or any other ABL Secured Party, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to (i) Holdings and each wholly owned Material Domestic Subsidiary (as defined in the ABL Credit Agreement) of the Borrower other than any Excluded Subsidiary (as defined in the ABL Credit Agreement), and (ii) any other Person who becomes a guarantor under any ABL Guaranty. The term “ABL Guarantors” shall include all “Guarantors” under and as defined in the ABL Credit Agreement.

“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by an ABL Guarantor guaranteeing, inter alia, the payment and performance of any ABL Obligations.

“ABL Hedge Bank” shall have the meaning assigned to the term “Hedge Bank” in the ABL Credit Agreement.

“ABL Hedging Affiliate” shall mean any ABL Hedge Bank that has entered into an ABL Hedging Agreement with an ABL Credit Party or Restricted Subsidiary, as applicable, with the obligations of such ABL Credit Party or Restricted Subsidiary, as applicable, thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees.

“ABL Hedging Agreement” means any “Secured Hedge Agreement” as defined in the ABL Credit Agreement.

“ABL Joint Collateral” shall have the meaning set forth in Section 3.6(a).

“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or similar term under any ABL Credit Agreement.

“ABL Obligations” shall mean any and all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Secured Parties, or any of them, under, in connection with, or evidenced or secured by any ABL Document, including, without limitation, all “Obligations” or similar term as defined in any ABL Credit Agreement and whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any ABL Document.

“ABL Priority Collateral” shall mean all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws), would be ABL Priority Collateral):

(1) all Accounts, other than Accounts which constitute identifiable proceeds of Term Priority Collateral;

(2) cash, Money and cash equivalents;

(3) all (x) Deposit Accounts (other than Term Loan Priority Accounts) and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the Credit Parties or their Affiliates, to the extent owing in respect of ABL Priority Collateral, (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements and Securities credited to such a Securities Account (other than Equity Interests) and (z) Commodity Accounts (other than Term Loan Priority Accounts) and Commodity Contracts credited thereto, and, in each case, all cash, Money, cash equivalents, checks and other property properly held therein or credited thereto (other than Equity Interests); provided, however, that to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4) all Inventory;

(5) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents, General Intangibles (including all rights under contracts but excluding any Intellectual Property), Instruments (including Promissory Notes), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) and Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6) to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all Supporting Obligations and Letter-of-Credit Rights; provided that to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7) all books and Records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral but, in each case, excluding any Intellectual Property); and

(8) all collateral security and guarantees with respect to any of the foregoing constituting ABL Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as proceeds of any of the foregoing constituting ABL Priority Collateral (such proceeds, “ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent(s)” means individually the ABL Agent or the Term Agent and collectively means both the ABL Agent and the Term Agent.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale Proceeds Pledged Account” shall mean an account held at, and subject to the sole dominion and control of, the Term Agent in which the proceeds from any disposition of Term Priority Collateral is held pending reinvestment pursuant to the Term Credit Agreement.

“Bank of America” shall have the meaning assigned to that term in the introduction to this Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” shall have the meaning assigned to that term in the introduction to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed (or are in fact closed).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Collateral” shall mean all Property now owned or hereafter acquired by the Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any ABL Agent or any Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Control” shall have the meaning specified in the definition of “Affiliate”.

“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code), Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Credit Party or that such Credit Party otherwise has the right to license, or granting any right to any Credit Party under any Copyright now or hereafter owned by any third party, and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by or assigned to any Credit Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on the applicable schedule to the Perfection Certificate (as defined in the Term Credit Agreement) and all: (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of such copyrights, (ii) reissues, renewals and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Documents” shall mean the ABL Documents and the Term Documents.

“Credit Parties” shall mean the ABL Credit Parties and the Term Credit Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued under any ABL Credit Agreement (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of cash collateral or backstop letters of credit in respect thereof in compliance with the terms of any ABL Credit Agreement (which shall not exceed an amount equal to 101% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all commitments to extend credit under the ABL Documents.

“Discharge of Term Obligations” shall mean the payment in full in cash of all outstanding Term Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Credit Party now or hereafter has any right, title or interest.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent or the Term Agent to the other announcing that an Enforcement Period has commenced.

“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Term Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in the case of an Enforcement Period commenced by the Term Agent, the Discharge of Term Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the ABL Agent or the Term Agent (as applicable) terminates, or agrees in writing to terminate, the Enforcement Period.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the Uniform Commercial Code, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Credit Party in each case, regardless of whether characterized as equipment under the Uniform Commercial Code (but excluding any such items which constitute Inventory), and (y) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interest” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” shall mean an “Event of Default” or similar term under and as defined in any ABL Credit Agreement or any Term Credit Agreement, as applicable.

“Excluded Subsidiary” means (a) with respect to ABL Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any ABL Credit Agreement and (b) with respect to the Term Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Term Credit Agreement.

“Exercise of Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(b) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(c) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(d) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(e) the appointment on the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(f) the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(g) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law; and

(h) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Secured Creditor Remedies: (i) the filing of a proof of claim in any Insolvency Proceeding or the seeking of adequate protection, (ii) the exercise of rights by the ABL Agent upon the occurrence of a Cash Dominion Event (as defined in any ABL Credit Agreement), including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent, (iii) the consent by the ABL Agent to a store closing sale, going out of business sale or other disposition by any Credit Party of any of the ABL Priority Collateral, (iv) the reduction of advance rates or sub-limits by the ABL Agent and the ABL Lenders, or (v) the imposition of Reserves (as defined in the ABL Credit Agreement) by the ABL Agent.

“Foreign Subsidiary” shall mean any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” shall have the meaning assigned to that term in the Term Credit Agreement.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Holdings” shall have the meaning assigned to that term in the introduction to this Agreement.

“Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the Term Credit Agreement as in effect on the date hereof.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Credit Party that is subject to a security interest under any ABL Documents and any Term Documents, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation and registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Collateral” shall mean Collateral consisting of Intellectual Property.

“Lenders” means, collectively, all of the ABL Lenders and the Term Lenders.

“License” shall mean any Patent License, Trademark License, Copyright License, or other license or sublicense agreement granting rights under Intellectual Property to which any Credit Party is a party. “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Lien Priority” shall mean with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Other Liabilities” means ABL Cash Management Obligations and Obligations (as defined in the ABL Credit Agreement) in respect of any ABL Hedging Agreement.

“Party” shall mean the ABL Agent or the Term Agent, and “Parties” shall mean both the ABL Agent and the Term Agent.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, is in existence, or granting to any Credit Party any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on the applicable schedule to the Perfection Certificate (as defined in the Term Credit Agreement), and (b) all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable respect to any of the foregoing, including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Permitted Junior Secured Refinancing Debt” shall mean any “Permitted Junior Secured Refinancing Debt” as defined in the Term Credit Agreement.

“Permitted Refinancing” shall mean any “Permitted Refinancing” as defined in the Term Credit Agreement.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” shall have the meaning set forth in Section 3.8(a).

“Purchase Notice” shall have the meaning set forth in Section 3.8(a).

“Purchase Option Event” shall have the meaning set forth in Section 3.8(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.8(a).

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Replacement Agent” shall have the meaning set forth in Section 3.8(d).

“Restricted Subsidiary” means (a) with respect to ABL Guarantors, any “Restricted Subsidiary” under and as defined in any ABL Credit Agreement and (b) with respect to the Term Guarantors, any “Restricted Subsidiary” under and as defined in any Term Credit Agreement.

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Security” shall mean any “security” as such term is defined in Article 8 of the Uniform Commercial Code, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” has the meaning set forth in the ABL Credit Agreement.

“Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Term Credit Agreement.

“Term Cash Management Affiliate” shall mean any Term Cash Management Bank that is owed Term Cash Management Obligations by a Term Credit Party and which Term Cash Management Obligations are secured by one or more Term Collateral Documents, together with their respective successors, assigns and transferees.

“Term Cash Management Bank” means any Person that is a Term Lender or an Affiliate of a Term Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Term Lender or an Affiliate of a Term Lender.

“Term Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Term Cash Management Bank in respect of or in connection with any Cash Management Services and designated under the Term Credit Agreement by the Term Cash Management Bank and the Borrower in writing to the Term Agent as “Cash Management Obligations”.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Term Agent to the ABL Agent (a) stating that an Event of Default has occurred and is continuing under any Term Document and specifying the relevant Event of Default and (b) stating that certain cash proceeds which may be deposited in an ABL Deposit and Securities Account constitute Term Priority Collateral, and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Term Collateral Documents” shall mean all “Collateral Documents” or similar term as defined in any Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Credit Agreement” shall have the meaning assigned to that term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Term Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Term Documents” shall mean any Term Credit Agreement, any Term Guaranty, any Term Collateral Document, any Cash Management Services between the Borrower or any Restricted Subsidiary and any Term Cash Management Affiliate, any Term Hedging Agreements between any Term Credit Party or any Restricted Subsidiary and any Term Hedging Affiliate, any other ancillary agreement as to which any Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent or any other Term Secured Party, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Guarantors” shall mean the collective reference to (i) Holdings and each wholly owned Material Domestic Subsidiary (as defined in the Term Credit Agreement) of the Borrower, other than any Excluded Subsidiary and (ii) any other Person who becomes a guarantor under any Term Guaranty. The term “Term Guarantors” shall include all “Guarantors” under and as defined in the Term Credit Agreement.

“Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations.

“Term Hedge Bank” shall mean any Person that is an Agent, a Lender or a Joint Bookrunner under the Term Credit Agreement or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Term Hedging Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Term Hedging Affiliate” shall mean any Term Hedge Bank that has entered into a Term Hedging Agreement with a Term Credit Party or Restricted Subsidiary, as applicable, with the obligations of such Term Credit Party or Restricted Subsidiary, as applicable, thereunder being secured by one or more Term Collateral Documents, together with their respective successors, assigns and transferees (even if such Term Hedge Bank subsequently ceases to be an agent or lender, as applicable, under the Term Credit Agreement for any reason).

“Term Hedging Agreement” means any “Secured Hedge Agreement” as defined in the Term Credit Agreement.

“Term Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or similar term under any Term Credit Agreement.

“Term Loan Priority Accounts” means the Asset Sale Proceeds Pledged Account and any Deposit Accounts, Securities Accounts or Commodity Accounts, in each case that are intended to solely contain Term Priority Collateral or identifiable proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts, Securities Accounts or Commodities Accounts which is not Term Priority Collateral or identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such Deposit Account, Securities Account or Commodity Account).

“Term Obligations” shall mean any and all obligations of every nature of each Term Credit Party from time to time owed to the Term Secured Parties or any of them, under, in connection with, or evidenced or secured by any Term Document, including, without limitation, all “Obligations” or similar term as defined in any Term Credit Agreement and whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Term Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Term Document, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Priority Collateral” shall mean all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Term Priority Collateral):

(1) all Equipment, Fixtures, Real Property, Intellectual Property, intercompany indebtedness between or among the Credit Parties or their Affiliates, except to the extent constituting ABL Priority Collateral, and Investment Property (other than any Investment Property described in clauses 3(y) and 8 of the definition of ABL Priority Collateral);

(2) except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and General Intangibles;

(3) Term Loan Priority Accounts; provided, however, that to the extent that identifiable proceeds of ABL Priority Collateral are deposited in any such Term Loan Priority Accounts, such identifiable proceeds shall be treated as ABL Priority Collateral;

(4) all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds); and

(5) all collateral security and guarantees with respect to the foregoing, and all cash, Money, insurance proceeds, Instruments, Securities and Financial Assets received as proceeds of any Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds) (such proceeds, “Term Priority Proceeds”); provided, however, that no proceeds of Term Priority Proceeds will constitute Term Priority Collateral unless such proceeds of Term Priority Proceeds would otherwise constitute Term Priority Collateral.

“Term Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Credit Party under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on the applicable schedule to the Perfection Certificate (as defined in the Term Credit Agreement) (b) any and all rights and privileges arising under applicable law with respect to such Credit Party’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilution thereof or other injuries thereto.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection or priority or availability of such remedy, as the case may be.

“Use Period” means the period commencing on the date that the ABL Agent or an agent acting on its behalf (or an ABL Credit Party acting with the consent of the ABL Agent) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 3.6 (having theretofore furnished the Term Agent with an Enforcement Notice) and ending 180 days thereafter. If any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Credit Party (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies or from liquidating and selling the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Priority of Liens.

(a) Subject to the provisos in subclauses (b) and (c) of Section 4.1, notwithstanding (i) the date, time, method, manner, or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or the Term Agent (or ABL Secured Parties or Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the ABL Documents or the Term Documents, (iv) whether the ABL Agent or the Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the ABL Obligations or the Term Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders or the Term Agent or the Term Lenders securing any of the ABL Obligations or Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in such ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Agent or any Term Secured Party in such ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Agent and the Term Secured Parties in such Term Priority Collateral to secure all or any portion of the Term Obligations; and

(4) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in such Term Priority Collateral to secure all or any portion of the ABL Obligations.

(b) Notwithstanding any failure by any ABL Secured Party or Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the Term Secured Parties (but, for the avoidance of doubt, subject to the provisos in subclauses (b) and (c) of Section 4.1), the priority and rights as between the ABL Secured Parties and the Term Secured Parties with respect to the Collateral shall be as set forth herein.

(c) The Term Agent, for and on behalf of itself and the Term Secured Parties, acknowledges and agrees that, concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Term Agent has been granted Liens and the Term Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, concurrently herewith, the Term Agent, for the benefit of itself and the Term Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. The subordination of Liens by the Term Agent and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate the Term Agent’s Liens or the ABL Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

Section 2.2 Waiver of Right to Contest Liens.

(a) The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. The Term Agent, for itself and on behalf of the Term Secured Parties, agrees that none of the Term Agent or the Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. The Term Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit the Term Agent from enforcing the provisions of this Agreement.

(b) The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Agent or the Term Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in Section 3.6 of this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Agent or any Term Secured Party under the Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement.

Section 2.3 Remedies Standstill.

(a) The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of ABL Obligations shall have occurred, neither the Term Agent nor any Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent, and will not take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Agent or any Term Secured Party may Exercise Any Secured Creditor Remedies under the Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Agent or the Term Secured Parties is at all times subject to the provisions of this Agreement.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Priority Collateral without the written consent of the Term Agent, and will not take, receive or accept any Proceeds of the Term Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the Term Agent. From and after the date upon which the Discharge of Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or the ABL Secured Parties is at all times subject to the provisions of this Agreement.

(c) Notwithstanding the provisions of Sections 2.3(a), 2.3(b) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or Term Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the other Agent or other Secured Parties on the Collateral in which such other Agent or other Secured Party has a priority Lien or the rights of the other Agent or any of the other Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce its Lien) on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Agent or Secured Party or (iv) voting on any plan of reorganization or file any proof of claim in any Insolvency Proceeding of any Credit Party, in each case (i) through (iv) above to the extent not inconsistent with the express terms of this Agreement.

Section 2.4 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each Term Secured Party and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. The ABL Agent may enforce the provisions of the ABL Documents, the Term Agent may enforce the provisions of the Term Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that each of the ABL Agent and the Term Agent agrees to provide to the other (x) an Enforcement Notice prior to the commencement of an Exercise of Any Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to any Credit Party; provided further, however, that the ABL Agent’s failure to provide the Enforcement Notice (other than in connection with Section 3.6) or any such copies to the Term Agent shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Term Agent’s failure to provide the Enforcement Notice or any such copies to the ABL Agent shall not impair any of the Term Agent’s rights hereunder or under any of the Term Documents. Each of the Term Agent, each Term Secured Party, the ABL Agent and each ABL Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of the Term Agent and each Term Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against either the Term Agent or any other Term Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens.

(i) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent (other than in connection with a refinancing as described in Section 5.2(c)), or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the ABL Documents or consented to by the requisite ABL Lenders, irrespective of whether an Event of Default has occurred, the Term Agent agrees, on behalf of itself and the Term Secured Parties that, so long as the Term Agent, for the benefit of the Term Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the ABL Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral (but not the proceeds thereof) securing the Term Obligations, and the Term Agent’s and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral. In furtherance of, and subject to, the foregoing, the Term Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. The Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Agent and in the name of the Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii) In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Agent (other than in connection with a refinancing as described in Section 5.2(c)), or (B) any sale, transfer or other disposition of all or any portion of the Term Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the Term Documents or consented to by the requisite Term Lenders, irrespective of whether an Event of Default has occurred, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties that, so long as the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Term Obligations as provided in Section 4.1(c) hereof), such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral (but not the proceeds thereof) securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Term Agent in connection therewith. The ABL Agent hereby appoints the Term Agent and any officer or duly authorized person of the Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Term Agent’s own name, from time to time, in the Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) It is the anticipation of the parties, that until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Secured Party shall acquire or hold any consensual Lien on any assets securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Term Agent (or the relevant Term Secured Party) shall, without the need for any further consent of any other Term Secured Party, the Borrower or any Term Guarantor and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon becoming aware thereof.

(b) It is the anticipation of the parties, that until the date upon which the Discharge of Term Obligations shall have occurred, no ABL Secured Party shall acquire or hold any consensual Lien on any assets securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, the Borrower or any ABL Guarantor and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Term Agent as security for the Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Agent in writing of the existence of such Lien upon becoming aware thereof.

Section 2.6 Waiver of Marshalling.

(a) Until the Discharge of ABL Obligations, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b) Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted. The Term Agent and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by the Term Agent or any Term Secured Party of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Agent or any Term Secured Party of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

Section 3.2 Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Term Agent, for and on behalf of itself and each Term Secured Party, as applicable, each agree to hold all Collateral in their respective possession, custody, or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody, or control of agents or bailees for either) as gratuitous bailee for the other solely for the purpose of perfecting the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Agent, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by the Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee for the other Party for purposes of perfecting the Lien held by the Term Agent or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. The Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Secured Parties, or any other Person. Without limiting the generality of the foregoing, the Term Secured Parties shall not be obligated to see to the application of any Proceeds of the ABL Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. In addition, the Term Agent, on behalf of the Term Secured Parties, hereby agrees and acknowledges that other than with respect to ABL Priority Collateral that may be perfected through the filing of a UCC financing statement, the ABL Agent’s Liens may be perfected on certain items of ABL Priority Collateral with respect to which the Term Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and the Term Agent, on behalf of the Term Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement.

Section 3.3 Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Credit Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Term Agent and as promptly as practicable thereafter, either make available to the Term Agent such books and records for inspection and duplication or provide to the Term Agent copies thereof. In the event that the Term Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Term Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in the Term Credit Agreement or the ABL Credit Agreement, as applicable. The ABL Agent shall have the sole and exclusive right, as against the Term Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim, either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All proceeds of such insurance shall be remitted to the ABL Agent or the Term Agent, as the case may be, and each of the Term Agent and ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

Section 3.6 Inspection and Access Rights. (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the ABL Priority Collateral (or any other Exercise of Any Secured Creditor Remedies by the ABL Agent) and whether or not the Term Agent or any other Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of the Term Agent, the ABL Agent or any other Person (including any ABL Credit Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right (a) during the Use Period during normal business hours on any Business Day, to access ABL Priority Collateral that (i) is stored or located in or on, (ii) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (iii) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code) Term Priority Collateral (collectively, the “ABL Joint Collateral”), and (b) during the Use Period, shall have the irrevocable right to use the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, General Intangibles and Real Property) on a rent-free, royalty-free basis, each of the foregoing solely for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of Inventory involving, taking possession of, moving, preparing and advertising for sale, selling (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any ABL Credit Party’s business), storing or otherwise dealing with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Term Secured Party or liability to any Term Secured Party; provided, however, that the expiration of the Use Period shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with this Agreement and applicable law. In the event that any ABL Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies with respect to any ABL Joint Collateral or any other sale or liquidation of the ABL Joint Collateral has been commenced by an ABL Credit Party (with the consent of the ABL Agent), the Term Agent may not sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.6.

(b) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Secured Parties and/or to the Term Agent pursuant to this Section 3.6 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under Section 3.6 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6. Without limiting the rights granted in this Section 3.6, the ABL Secured Parties and the ABL Agent shall cooperate with the Term Secured Parties and/or the Term Agent in connection with any efforts made by the Term Secured Parties and/or the Term Agent to sell the Term Priority Collateral.

(c) The ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Term Agent or the Term Secured Parties (or any person claiming by, through or under the Term Secured Parties, including any purchaser of the Term Priority Collateral) or to the ABL Credit Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Term Priority Collateral.

(d) The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law; (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties; and (iii) reimburse the Term Secured Parties for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under their control (except for those arising from the gross negligence or willful misconduct of any Term Secured Party); provided, however, that the ABL Secured Parties will not be liable for any diminution in the value of the Term Priority Collateral caused by the absence of the ABL Priority Collateral therefrom.

(e) The Term Agent and the other Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the rights described in Section 3.6(a) hereof.

(f) Subject to the terms hereof, the Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Agent and the Term Secured Parties under this Section 3.6.

(g) In furtherance of the foregoing in this Section 3.6, the Term Agent, in its capacity as a secured party (or as a purchaser, assignee or transferee, as applicable), and to the extent of its interest therein, hereby grants to the ABL Agent a nonexclusive, irrevocable, royalty-free, worldwide license to use, license or sublicense any and all Intellectual Property now owned or hereafter acquired by the Credit Parties (except to the extent such grant is prohibited by any rule of law, statute or regulation), included as part of the Term Priority Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) as is or may be necessary or advisable in the ABL Agent’s reasonable judgment for the ABL Agent to process, ship, produce, store, supply, lease, complete, sell, liquidate or otherwise deal with the ABL Priority Collateral, or to collect or otherwise realize upon any Accounts (as defined in the ABL Credit Agreement) comprising ABL Priority Collateral, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of the applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral, (ii) the ABL Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iii) any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever. The Term Agent (i) acknowledges and consents to the grant to the ABL Agent by the Credit Parties of the license referred to in Section 4.01 of the Security Agreement (as defined in the ABL Credit Agreement) and (ii) agrees that its Liens in the Term Priority Collateral shall be subject in all respects to such license. Furthermore, the Term Agent agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Agent in respect of Term Priority Collateral, (x) any notice required to be given by the Term Agent in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Agent shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license.

Section 3.7 Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and the Term Agent, for itself and on behalf of the Term Secured Parties, further agree that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Credit Party to acquire other property which is Collateral shall not (solely as between the Agents and the Lenders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Section 3.8 Purchase Right

(a) If (i) the ABL Agent or “Requisite Lenders” (as defined in the ABL Credit Agreement) shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) an Insolvency Proceeding with respect to the Borrower or Holdings shall have occurred or shall have been commenced, or (iii) the ABL Obligations under the ABL Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the Scheduled Termination Date (as defined in the ABL Credit Agreement), (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the Term Secured Parties shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the ABL Obligations pursuant to this Section 3.8; provided, that such option shall expire if the applicable Term Secured Parties fail to deliver a written notice (a “Purchase Notice”) to the ABL Agent with a copy to the Borrower within ten (10) business days following the first date the Term Agent obtains actual knowledge of the occurrence of the earliest Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Term Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.8 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) business days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 3.8 (the date of such purchase, the “Purchase Date”).

(b) On the Purchase Date, the ABL Agent and the other ABL Secured Parties shall, subject to any required approval of any Governmental Authority and any limitation in the ABL Credit Agreement, in each case then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par and without premium) of all ABL Obligations then outstanding together with all accrued and unpaid interest and fees thereon, all in the amounts specified by the ABL Agent and determined in accordance with the applicable ABL Documents, (ii) furnish such amount of cash collateral in immediately available funds as the ABL Agent determines is reasonably necessary to secure ABL Secured Parties in connection with any (x) contingent Other Liabilities or (y) issued and outstanding letters of credit issued under the ABL Credit Agreement but not in any event in an amount greater than 101% of the aggregate undrawn amount of all such outstanding letters of credit (and in the case of clauses (x) and (y) herein above, any excess of such cash collateral for such Other Liabilities or letters of credit remaining at such time when there are no longer any such Other Liabilities or letters of credit outstanding and there are no unreimbursed amounts then owing in respect of such Other Liabilities or drawings under such letters of credit shall be promptly paid over to the Term Agent) and (iii) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Term Agent. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Term Lenders to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Term Lenders to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York time.

(c) Any purchase pursuant to the purchase option set forth in this Section 3.8 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only as to the matters set forth in the assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on any ABL Obligations being sold by it, and (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized and delivered.

(d) Upon notice to the Credit Parties by the Term Agent that the purchase of ABL Obligations pursuant to this Section 3.8 has been consummated by delivery of the purchase price to the ABL Agent, the Credit Parties shall treat the applicable Term Lenders as holders of the ABL Obligations and the Term Agent shall be deemed appointed to act in such capacity as the “agent” or “administrative agent” (or analogous capacity) (the “Replacement Agent”) under the ABL Documents, for all purposes hereunder and under each ABL Document (it being agreed that the ABL Agent shall have no obligation to act as such replacement “agent” or “administrative agent” (or analogous capacity)). In connection with any purchase of ABL Obligations pursuant to this Section 3.8, each ABL Lender and ABL Agent agrees to enter into and deliver to the applicable Term Lenders on the Purchase Date, as a condition to closing, an assignment agreement customarily used by the ABL Agent in connection with the ABL Credit Agreement and the ABL Agent and each other ABL Lender shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable and all other records pertaining to the ABL Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 3.8, the ABL Agent (and all other agents under the ABL Credit Agreement) shall be deemed to have resigned as an “agent” or “administrative agent” for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” under the ABL Credit Agreement.

(e) Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain those contingent indemnification obligations and other obligations under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations pursuant to this Section 3.8.

Section 3.9 Payments Over.

(a) So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in connection with the exercise of any right or remedy (including set off) relating to the Term Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(b) So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by the Term Agent or any Term Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agent or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of ABL Obligations. The Term Agent, for and on behalf of itself and the Term Secured Parties, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any ABL Priority Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition by the ABL Credit Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; and (iii) all ABL Priority Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) or the Term Agent (or any Term Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof. Notwithstanding anything to the contrary contained in this Agreement, any Term Document or any ABL Document, each Credit Party and the Term Agent, for itself and on behalf of the Term Secured Parties, agrees that (i) only Term Priority Collateral or proceeds of the Term Priority Collateral shall be deposited in the Term Loan Priority Accounts and (ii) prior to the receipt of a Term Cash Proceeds Notice, the ABL Secured Parties are hereby permitted to treat all cash, cash equivalents, Money, collections and payments deposited in any ABL Deposit and Securities Account or otherwise received by any ABL Secured Parties as ABL Priority Collateral, and no such amounts credited to any such ABL Deposit and Securities Account or received by any ABL Secured Parties or applied to the ABL Obligations shall be subject to disgorgement or deemed to be held in trust for the benefit of the Term Secured Parties (and all claims of the Term Agent or any other Term Secured Party to such amounts are hereby waived).

(b) Application of Proceeds of ABL Priority Collateral. The ABL Agent and the Term Agent hereby agree that all ABL Priority Collateral, ABL Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment or discharge of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(c) Application of Proceeds of Term Priority Collateral. The ABL Agent and the Term Agent hereby agree that all Term Priority Collateral, Term Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral shall be applied, first, to the payment of costs and expenses of the Term Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(d) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Agent or to any Term Secured Party, and the Term Agent shall have no obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.

(e) Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Term Agent or shall execute such documents as the Term Agent may reasonably request to enable the Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, the Term Agent shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Control Collateral still in the Term Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2 Specific Performance. Each of the ABL Agent and the Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agent, for and on behalf of itself and the Term Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All ABL Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Obligations.

(b) None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Credit Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of the Term Agent, any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Agent or any Term Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any Term Credit Agreement or any of the other Term Documents, whether the Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Documents (subject to the express terms and conditions hereof), neither the Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Agent and the Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agent or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2 Modifications to ABL Documents and Term Documents.

(a) The Term Agent, on behalf of itself and the Term Secured Parties, hereby agrees that, without affecting the obligations of the Term Agent and the Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Agent or any Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Agent or any Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii) subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against the Borrower, any Guarantor, or any other Person;

(vi) subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Agent and the Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Obligations or any of the Term Documents;

(ii) subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Term Obligations, and in connection therewith to enter into any additional Term Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against the Borrower, any Guarantor, or any other Person;

(vi) subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Obligations; and

(vii) otherwise manage and supervise the Term Obligations as the Term Agent shall deem appropriate.

(c) The ABL Obligations and the Term Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, the Term Agent or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or the Term Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Agent or the Term Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

Section 5.3 Reinstatement and Continuation of Agreement.

(a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Borrower or any Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b) If the Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Borrower or any Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which the Term Agent or any Term Secured Party may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If the Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide the Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral) (it being agreed that the ABL Agent and the ABL Secured Parties shall not propose any DIP Financing secured by the Term Priority Collateral in competition with the Term Agent and the Term Secured Parties without the consent of the Term Agent), then the Term Agent, on behalf of itself and the Term Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Agent securing the Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i)), so long as (i) the Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on the Term Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the Term Agent on the Term Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral and (iii) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Agent and the Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws.

(b) If the Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Obligations, and the Term Agent or the Term Secured Parties shall seek to provide the Borrower or any Guarantor with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral) (it being agreed that the Term Agent and the Term Secured Parties shall not propose any DIP Financing secured by the ABL Priority Collateral in competition with the ABL Agent and the ABL Secured Parties without the consent of the ABL Agent), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Law) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on ABL Priority Collateral securing such DIP Financing furnished by the Term Agent or Term Secured Parties is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on Term Priority Collateral securing any such DIP Financing furnished by the Term Agent or Term Secured Parties shall be senior to or on a parity with the Liens of the Term Agent and the Term Secured Parties securing the Term Obligations on Term Priority Collateral and (iii) the foregoing provisions of this Section 6.1(b) shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws.

(c) All Liens granted to the ABL Agent or the Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay. Until the Discharge of ABL Obligations has occurred, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without the Term Agent’s express written consent. In addition, neither the Term Agent nor the ABL Agent shall seek any relief from the automatic stay with respect to any Collateral without providing three (3) days’ prior written notice to the other, unless such period is agreed by both the ABL Agent and the Term Agent to be modified or unless the ABL Agent or Term Agent, as applicable, makes a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Term Agent’s ability to realize upon its Collateral.

Section 6.3 No Contest; Adequate Protection.

(a) The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the ABL Priority Collateral, except as set forth in Section 6.1 and this Section 6.3 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above), (ii) any proposed provision of DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the ABL Agent) (unless in contravention of Section 6.1(a) above) or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the Term Priority Collateral, except as set forth in Section 6.1 and this Section 6.3 or as may otherwise be consented to in writing by the Term Agent in its sole and absolute discretion. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Term Agent or any Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above), (ii) any proposed provision of DIP Financing by the Term Agent and the Term Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the Term Agent) (unless in contravention of Section 6.1(b) above) or (iii) any objection by the Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by the Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Agent as adequate protection of its interests are subject to this Agreement.

(c) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i) if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Term Agent, on behalf of itself or any of the Term Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of the Term Agent on ABL Priority Collateral; and

(ii) in the event the Term Agent, on behalf of itself or any of the Term Secured Parties, are granted adequate protection in respect of Term Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then the Term Agent, on behalf of itself and any of the Term Secured Parties, agrees that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and the Term Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral.

(iii) Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the ABL Priority Collateral, nothing herein shall limit the rights of the Term Agent or the Term Secured Parties from seeking adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise). Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Term Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

Section 6.4 Asset Sales. The Term Agent agrees, on behalf of itself and the Term Secured Parties, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Term Agent, for the benefit of the Term Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the ABL Obligations in accordance with Section 4.1(b)). The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose any sale consented to by the Term Agent of any Term Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as (i) any such sale is made in accordance with Section 3.6 and (ii) the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Term Obligations in accordance with Section 4.1(c)). If such sale of Collateral includes both ABL Priority Collateral and Term Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

For the avoidance of doubt, the Term Agent, on behalf of itself and the Term Secured Parties, acknowledges and agrees that in connection with any of the matters described in the foregoing Sections 6.1, 6.2 or 6.3 or in this Section 6.4, the rights of each Term Secured Party that is an ABL Secured Party but not an ABL Lender, in such Term Secured Party’s capacity as an ABL Secured Party, are subject to, and limited as set forth in, Section 11.13(b) of the ABL Credit Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Priority Collateral, as applicable, is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties from such Collateral, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

A. any lack of validity or enforceability of any ABL Document;

B. any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

C. any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

D. any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Term Obligations Unconditional. All rights of the Term Agent hereunder, and all agreements and obligations of the ABL Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

A. any lack of validity or enforceability of any Term Document;

B. any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document;

C. any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Obligations or any guarantee or guaranty thereof; or

D. any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Obligations, or of any of the ABL Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation. The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Agent or any Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Agent or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Term Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Secured Parties and that this Agreement shall be binding obligations of the Term Agent and the Term Secured Parties, enforceable against the Term Agent and the Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the Term Agent and the ABL Agent and, in the case of any amendment or waiver that would be materially adverse to any Credit Party, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

It is understood that the ABL Agent and the Term Agent, without the consent of any other ABL Secured Party or Term Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate (i) to facilitate having additional indebtedness or other obligations of any of the Credit Parties become ABL Obligations or Term Obligations, as the case may be, under this Agreement or (ii) to effectuate the subordination of Liens securing any Permitted Junior Secured Refinancing Debt (or any Permitted Refinancing thereof) to the Liens on the Term Priority Collateral securing the ABL Obligations and to the Liens on the ABL Priority Collateral securing the Term Obligations (the indebtedness or other obligations described in clauses (i) and (ii), “Additional Debt”), which supplemental agreement shall, except in the case of Permitted Junior Secured Refinancing Debt or any Permitted Refinancing thereof, specify whether such Additional Debt constitutes ABL Obligations or Term Obligations; provided that such Additional Debt is permitted to be incurred under any ABL Credit Agreement and any Term Credit Agreement then extant in accordance with the terms thereof.

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Bank of America, N.A. 100 Federal Street Boston, MA 02110 Attention: Mark D. Twomey Telecopier: 312.453.4364 E-mail: mark.twomey@baml.com

Term Agent:	Bank of America, N.A. 1455 Market Street Mail Code: CA5-701-05-19 San Francisco, CA 94103 Attention: Kevin Ahart, VP, Agency Management Telecopier: 415.503.5000 Email: kevin.ahart@baml.com

Section 7.6 No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Agent, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Term Obligations in accordance with the ABL Credit Agreement or the Term Credit Agreement, in each case, as applicable, to any other Person (other than the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor and any Subsidiary of the Borrower or any Guarantor (except as provided in such ABL Credit Agreement or such Term Credit Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Agent, any ABL Secured Party, or any Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 GOVERNING LAW; ENTIRE AGREEMENT. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in.pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, Term Agent and Term Secured Parties. Except as set forth in Section 7.4, no other Person (including the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor, or any Subsidiary of the Borrower or any Guarantor (except as provided in any ABL Credit Agreement or any Term Credit Agreement, as applicable)) shall be deemed to be a third party beneficiary of this Agreement.

Section 7.11 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.13 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.14 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY TERM SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY TERM DOCUMENTS, OR ANY ABL DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.15 Intercreditor Agreement. This Agreement is the “Intercreditor Agreement” referred to in the ABL Credit Agreement and this Agreement is the “ABL Intercreditor Agreement” referred to in the Term Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.16 No Warranties or Liability. The Term Agent and the ABL Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, the Term Agent and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.17 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.18 Costs and Expenses. All costs and expenses incurred by the Term Agent and the ABL Agent, including, without limitation pursuant to Section 3.8(d) and Section 4.1(e) hereunder shall be reimbursed by the Borrower and the Credit Parties as provided in Section 10.04 of the Term Credit Agreement (or any similar provision) and Section 12.3 (or any similar provision) of the ABL Credit Agreement.

Section 7.19 Information Concerning Financial Condition of the Credit Parties. Each of the Term Agent and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. The Term Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agent, for and on behalf of itself and the Term Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

BANK OF AMERICA, N.A., in its capacity as the ABL Agent

By:	/s/ Mark D. Twomey
Name: Mark D. Twomey
Title: Senior Vice President

[Signature Page to Intercreditor Agreement]

BANK OF AMERICA, N.A., in its capacity as the Term Agent

By:	/s/ Kevin. L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT

The Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement as in effect on the date hereof and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agent, and the Term Secured Parties (including pursuant to Section 7.18) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. The Borrower and each Guarantor further acknowledges and agrees that (except as set forth in Section 7.4) it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as between the ABL Secured Parties, the Borrower and Guarantors, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Term Secured Parties, the Borrower and Guarantors, the Term Documents remain in full force and effect as written and are in no way modified hereby.

Without limiting the foregoing or any rights or remedies the Borrower and the other Credit Parties may have, Holdings, the Borrower and the other Credit Parties consent to the performance by the Term Agent of the obligations set forth in Section 3.6 of this Agreement and acknowledge and agree that neither the Term Agent nor any other Term Secured Party shall ever be accountable or liable for any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Credit Parties as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns pursuant to, and in accordance with, Section 3.6 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Intercreditor Agreement]

CREDIT PARTIES: CHINOS ACQUISITION CORPORATION (which on the Closing Date shall be merged with and into J. Crew Group, Inc., with J. Crew Group, Inc. surviving such merger as the Borrower),

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President and Secretary

[Signature Page to Intercreditor Agreement]

The undersigned hereby confirms that, as a result of its merger with Chinos Acquisition Corporation, it hereby assumes all of the rights and obligations of Chinos Acquisition Corporation under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as the Borrower hereunder.

J. CREW GROUP, INC.

By:	/s/ James Scully
Name:	James Scully
Title:	Chief Administrative Officer and Chief Financial Officer

[Signature Page to Intercreditor Agreement]

GUARANTORS: CHINOS INTERMEDIATE HOLDINGS B, INC. J. CREW OPERATING CORP. J. CREW INC. J. CREW INTERNATIONAL, INC. GRACE HOLMES, INC. H. F. D. NO. 55, INC. MADEWELL INC. J. CREW VIRGINIA, INC.

By:	/s/ James Scully
Name:	James Scully
Title:	Chief Administrative Officer and Chief Financial Officer

[Signature Page to Intercreditor Agreement]

EXHIBIT I-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                 (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any notes evidencing such loans) in respect of which it is providing this certificate.

2. The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)	the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)

the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Lender is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                 , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT I-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                  (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans (as well as any notes evidencing such Loans) in respect of which it is providing this certificate.

2. The Foreign Lender’s partners/members are the sole beneficial owners of the Loans (as well as any notes evidencing such Loans).

3. Neither the Foreign Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)	neither the Foreign Lender nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)

neither the Foreign Lender nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Lender’s partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Lender’s partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                  day of                 , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT I-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                  (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a)	the Foreign Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)

the Foreign Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Participant is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                 day of                 , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT I-4

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                  (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant’s partners/members are the sole beneficial owners of the participation.

3. Neither the Foreign Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a)	neither the Foreign Participant nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)

neither the Foreign Participant nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Participant’s partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Participant’s partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the                  day of                 , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT J

EXECUTION VERSION

INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of March 7, 2011 (as from time to time amended, amended and restated, modified, replaced or supplemented in accordance with the terms hereof, this “Intercompany Subordination Agreement”), is made and entered into by and among each of the undersigned, to the extent a borrower from time to time (in such capacity for the purposes of this Agreement, an “Obligor”) from any other entity listed on the signature page (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”).

RECITALS

(A) Reference is made to (i) that Credit Agreement dated as of March 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”, among Chinos Acquisition Corporation, a Delaware corporation(“Merger Sub”) (which on the date hereof shall be merged with and into J. Crew Group, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as the Borrower (the “Borrower”)), Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Term Agent”) and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Term Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise and (ii) that Credit Agreement, dated as of March 7, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ABL Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”) among Merger Sub (which on the date hereof shall be merged with and into the Company, with the Company surviving such merger as the Borrower), Holdings, the Lenders and Issuers from time to time party thereto and Bank of America, N.A, as Administrative Agent and Collateral Agent thereunder (in such capacities, the “ABL Agent” and, together with the Term Agent, the “Agents”) and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the ABL Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in each Credit Agreement, as applicable.

(B) All Indebtedness of each Obligor that is a Loan Party to each Subordinated Creditor that is not a Loan Party now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”. Indebtedness owed by any Obligor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Obligor.

(C) This Intercompany Subordination Agreement is entered into pursuant to Sections 7.03(b)(ii) and 7.03(d) of the Term Credit Agreement and Sections 9.3(b)(ii) and 9.3(d) of the ABL Credit Agreement and delivered in connection therewith.

SECTION 1. Subordination.

(a) Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of (i) all Obligations of any such Obligor now or hereafter existing under the Term Credit Agreement and the other Loan Documents, including, without limitation, where applicable, such Obligor’s guarantee thereof (the “Term Loan Obligations”), (ii) all Secured Obligations of any such Obligor now or hereafter existing under the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement), including, without limitation, where applicable, such Obligor’s guarantee thereof (the “ABL Obligations”) and (iii) all obligations of such Obligor or any guarantee thereof under the Senior Notes (the “Notes Obligations”) (the foregoing, collectively, the “Senior Indebtedness”).

(b) For the purposes of this Intercompany Subordination Agreement, (A) the Term Loan Obligations shall not be deemed to have been paid in full until the latest of: (i) the payment in full in cash of the Term Loan Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made) payable under the Credit Agreement and the other Loan Documents and (ii) the Maturity Date; (B) the ABL Obligations shall not be deemed to have been paid in full until the latest of: (i) the payment in full in cash of the ABL Obligations and all other amounts (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made and (z) Letter of Credit Obligations which have been Cash Collateralized or back-stopped by a latter of credit as provided for in the ABL Credit Agreement) payable under the ABL Credit Agreement and the other Loan Documents and (ii) the Scheduled Termination Date (as defined in the ABL Credit Agreement) and (C) the Notes Obligations shall not be deemed to have been paid in full until the latest of: (i) the payment in full of the Notes Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted) payable under the Senior Notes Indenture and (ii) the scheduled maturity date of the Senior Notes.

(c) A Subordinated Creditor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreements as a result of which such Subordinated Creditor ceases to be a Subsidiary of the Borrower.

SECTION 2. Events of Subordination.

(a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the holders of Secured Indebtedness shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities, but other than (A) equity securities or (B) debt securities of such Obligor that are subordinated, to at least the same extent as the Subordinated Debt hereunder, to the payment of all Senior Indebtedness then outstanding) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Agents for the account of the holders of Secured Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Obligations shall have been paid in full in cash.

(b) If any Event of Default has occurred and is continuing under either Section 8.01(a) or 8.01(f) Term Credit Agreement or Section 10.1(a) or 10.1(f) of the ABL Credit Agreement and after notice from the applicable Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Term Credit Agreement or Section 10.01(f) of the ABL Credit Agreement), then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and that is a Loan Party owed to any Subordinated Creditor that is not a Loan Party until (x) the Senior Indebtedness shall have been paid in full in cash or (y) such Event of Default shall have been cured or waived, unless otherwise agreed in writing by the Term Agent or the ABL Agent (as applicable) in its reasonable discretion.

(c) In the event that any Event of Default (other than an Event of Default described in Section 8.01(a) of the Credit Agreement) shall have occurred and be continuing and any Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(d) Except as otherwise set forth in Sections 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt.

SECTION 3. In Furtherance of Subordination.

Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i) each Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agents or the Lenders hereunder; and

(ii) each Subordinated Creditor shall duly and promptly take such action as Agent may reasonably request (A) to collect the Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Agents such powers of attorney, assignments, or other instruments as the Agent may request in order to enable the Agents to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Agents for the account of the Lenders in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations or the Senior Obligations, as applicable in accordance with the terms of the applicable Credit Agreement.

(c) Each Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not such Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. Rights of Subrogation.

Each Subordinated Creditor agrees that no payment or distribution to the Agents or the Lenders pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full in cash (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made and (z) Letter of Credit Obligations which have been Cash Collateralized or back-stopped by a letter of credit as provided for in the ABL Credit Agreement).

SECTION 5. Further Assurances.

Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agents may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agents or any Lender to exercise and enforce its rights and remedies hereunder.

SECTION 6. Agreements in Respect of Subordinated Debt.

No Subordinated Creditor will except as permitted under the applicable Credit Agreement:

(i)

sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Intercompany Subordination Agreement; or

(ii)	permit the terms of any of the Subordinated Debt to be changed in such a manner as to have a material adverse effect upon the rights or interests of the Agents or any Lender hereunder.

SECTION 7. Agreement by the Obligors.

Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8. Obligations Hereunder Not Affected.

All rights and interests of the Agents and the Lenders hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i)	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Indebtedness or any part thereof;

(ii)	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Senior Indebtedness;

(iii)	the application of security and directing the order or manner of sale thereof as the Agents and the Lenders in their sole discretion may determine;

(iv)	the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Indebtedness;

(v)

the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8, might operate as a discharge of such Guarantor;

(vi)

any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii)

any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii)	the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(ix)	any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x)	any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(xi)	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9. Waiver.

Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10. Amendments, Etc.

No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agents, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10. Expenses.

This Intercompany Subordination Agreement is entitled to the benefits of Section 12.3 of the ABL Credit Agreement and Section 10.04 of the Term Credit Agreement.

SECTION 11. Addresses for Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.08 of the Term Credit Agreement or Section 12.8 of the ABL Credit Agreement, as applicable. All communications and notice hereunder to an Obligor other than the Borrower shall be given in care of the Borrower.

SECTION 12. No Waiver; Remedies.

No failure on the part of the Agents or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 13. Joinder.

Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 14. Governing Law; Jurisdiction; Etc.

(a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Borrower each has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

J. CREW GROUP, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

CHINOS ACQUISITION CORPORATION

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President and Secretary

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW OPERATING CORP.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

GRACE HOLMES, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

H. F. D. NO. 55, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

[Signature Page to Intercompany Subordination Agreement]

MADEWELL, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW VIRGINIA, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

C & W OUTLET, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW CANADA INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

ERL, INC.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

J. CREW JAPAN, LTD.

By:	/s/ James Scully
Name: James Scully
Title: Chief Administrative Officer and Chief Financial Officer

[Signature Page to Intercompany Subordination Agreement]

Agreed and acknowledged as of the date

Above written:

BANK OF AMERICA, N.A., as Term Agent

By	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

BANK OF AMERICA, N.A., as ABL Agent

By	/s/ Kathleen Dimock
Name: Kathleen Dimock
Title: Managing Director

[Signature Page to Intercompany Subordination Agreement]

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                 , 201     (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of March 7, 2011 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), the Subordinated Creditors and Obligors from time to time party thereto, and Bank of America, N.A., as Administrative Agent under the Term Credit Agreement and the ABL Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT K

FORM OF SOLVENCY CERTIFICATE

of

J. CREW GROUP, INC.

AND ITS SUBSIDIARIES

March [         ], 2014

Pursuant to (i) that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (the “Term Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Company” or the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent thereunder and (ii) that certain Credit Agreement, dated as of March 7, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “ABL Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”), among Merger Sub (which on March 7, 2011 was merged with and into the Company, with the Company surviving such merger as the Borrower), Holdings, the Lenders and Issuers from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent thereunder, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreements on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the respective Credit Agreements.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the Transaction.

[Signature Page Follows]

K-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

J. CREW GROUP, INC.

By:
Name:
Title: Chief Financial Officer

K-2

EXHIBIT L

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(C) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, the Company Party hereby requests that [each Lender] [each Lender of the [●, 20●]1 tranche[s] of the [     ]2 Class of Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Lender] [each Lender of the [●, 20●]3 tranche[s] of the [     ]4 Class of Loans].

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[●] of Loans] [$[●] of the [●, 20•]5 tranche[(s)] of the [     ]6 Class of Loans] (the “Discount Range Prepayment Amount”).7

3. The Company Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[●]% but less than or equal to [●]% in respect of the Loans] [[●]% but less than or equal to [●]% in respect of the [●, 20●]8 tranche[(s)] of the [     ]9 Class of Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [●, 20●] 10 tranche[s] of the [     ]11 Class of Loans] as follows:

1. The Company Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

[1]   List multiple tranches if applicable.

[2]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[3]   List multiple tranches if applicable.

[4]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[5]   List multiple tranches if applicable.

[6]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[7]   Minimum of $10.0 million and whole increments of $1.0 million.

[8]   List multiple tranches if applicable.

[9]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[10]   List multiple tranches if applicable.

[11]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[12]   Insert applicable representation.

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT M

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Discount Range Prepayment Notice, dated                 , 20         , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Loans] [the [●, 20●]1 tranche[s] of the [     ]2 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Loans - $[●]]

[[●, 20●]3 tranche[s] of the [     ]4 Class of Loans - $[●]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Loans] [[●]% in respect of the [●, 20●]5 tranche[(s)] of the [     ]6 Class of Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[●, 20●]7 tranche[s] of the [     ]8 Class of Loans] indicated above pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

M-1

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

M-2

EXHIBIT N

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(D) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Company Party hereby requests that [each Lender] [each Lender of the [●, 20●]1 tranche[s] of the [     ]2 Class of Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this     solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Lender] [each Lender of the [●, 20●]3 tranche[s] of the [     ]4 Class of Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Loans - $[●]]

[[●, 20●]6 tranche[s] of the [     ]7 Class of Loans - $[●]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement.

The Company Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[2]	Minimum of $10.0 million and whole increments of $1.0 million.
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

N-1

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

N-2

EXHIBIT O

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                 , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.03(a)(iv)(D) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated                 , 20         , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Company Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[●]% in respect of the Loans] [[●]% in respect of the [●, 20●]1 tranche[(s)] of the [     ]2 Class of Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.03(a)(iv)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [●, 20●]3 tranche[s] of the [     ]4 Class of Loans] as follows:

1. The Company Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.] 5

3. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]   List multiple tranches if applicable.

[2]   List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

[3]   List multiple tranches if applicable.

[4] List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans)

[5]   Insert applicable representation.

O-1

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

O-2

EXHIBIT P

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(B) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [●, 20●]1 tranche[s] of the [     ]2 Class of Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [●, 20●]3 tranche[s] of the [     ]4 Class of Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[●] of Loans] [$[●] of the [●, 20●]5 tranche[(s)] of the [     ]6 Class of Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[●]% in respect of the Loans] [[●]% in respect of the [●, 20●]8 tranche[(s)] of the [     ]9 Class of Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [●, 20●]10 tranche[s] of the [     ]11 Class of Loans] as follows:

4. The Company Party will not use proceeds of loans under the ABL Facilities to fund this Discounted Loan Prepayment.

5. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[12]	Insert applicable representation.

6. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT Q

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated                 , 20         , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Loans][[●, 20●]1 tranche[s] of the [     ]2 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Loans - $[●]]

[[●, 20●]3 tranche[s] of the [     ]4 Class of Loans - $[●]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Loans] [[●]% in respect of the [●, 20●]5 tranche[(s)] of the [     ]6 Class of Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[●, 20●]7 tranche[s] of the [     ]8 Class of Loans] pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

Q-1

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Q-2

EXHIBIT R

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, and (b) that certain Specified Discount Prepayment Notice, dated             , 20         , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Loans] [[●, 20●]1 tranche[s] of the [     ]2 Class of Loans - $[●]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Loans - $[●]]

[[●, 20●]3 tranche[s] of the [     ]4 Class of Loans - $[●]]

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans][[●, 20●]5 tranche[s] the [     ]6 Class of Loans] pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Other Loans, Replacement Loans or Extended Loans).

R-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

R-2